As filed with the Securities and Exchange Commission on June 14, 2005
                                         Registration Statement No. 333-________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------
                                    TXU CORP.
             (Exact Name of Registrant as Specified in Its Charter)


                 TEXAS                               4911                              75-2669310
     (State or Other Jurisdiction        (Primary Standard Industrial     (I.R.S. Employer Identification No.)
   of Incorporation or Organization)      Classification Code Number)

            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411
                                 (214) 812-4600
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)


           ERIC H. PETERSON, ESQ.                                SAFAL K. JOSHI, ESQ.
Executive Vice President and General Counsel         Vice President and Associate General Counsel
                  TXU Corp.                                  TXU Business Services Company
                Energy Plaza                                         Energy Plaza
              1601 Bryan Street                                    1601 Bryan Street
          Dallas, Texas 75201-3411                             Dallas, Texas 75201-3411
               (214) 812-4600                                       (214) 812-4600

            ROBERT J. REGER, ESQ.
          Thelen Reid & Priest LLP
              875 Third Avenue
          New York, New York 10022
               (212) 603-2000


         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                          -----------------------------
Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED       PROPOSED MAXIMUM
                                                                      MAXIMUM           AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE         AMOUNT TO BE       OFFERING PRICE     OFFERING PRICE     REGISTRATION
               REGISTERED                        REGISTERED           PER UNIT                               FEE*
---------------------------------------------------------------------------------------------------------------------
4.80% Exchange Series O Senior Notes           $1,000,000,000          100%           $1,000,000,000     $117,700
due 2009
---------------------------------------------------------------------------------------------------------------------
5.55% Exchange Series P Senior Notes           $1,000,000,000          100%           $1,000,000,000     $117,700
due 2014
---------------------------------------------------------------------------------------------------------------------
6.50% Exchange Series Q Senior Notes             $750,000,000          100%             $750,000,000       88,275
due 2024
---------------------------------------------------------------------------------------------------------------------
6.55% Exchange Series R Senior Notes             $750,000,000          100%             $750,000,000      $88,275
due 2034
---------------------------------------------------------------------------------------------------------------------

* In accordance with Rule 457(f)(2) under the Securities Act of 1933, the registration fee is based on the book value of TXU Corp.'s outstanding (i) 4.80% Series O Senior Notes due 2009, (ii) 5.55% Series P Senior Notes due 2014, (iii) 6.50% Series Q Senior Notes due 2024 and (iv) 6.55% Series R Senior Notes due 2034, respectively, to be cancelled in the exchange transaction hereunder.



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED JUNE 14, 2005

PROSPECTUS
                                    TXU CORP.

                                OFFER TO EXCHANGE

         $1,000,000,000                            $1,000,000,000
4.80% EXCHANGE SERIES O SENIOR NOTES       5.55% EXCHANGE SERIES P SENIOR NOTES
      DUE 2009 FOR ANY AND ALL                  DUE 2014 FOR ANY AND ALL
4.80% SERIES O SENIOR NOTES DUE 2009       5.55% SERIES P SENIOR NOTES DUE 2014

         $750,000,000                                    $750,000,000
6.50% EXCHANGE SERIES Q SENIOR NOTES       6.55% EXCHANGE SERIES R SENIOR NOTES
      DUE 2024 FOR ANY AND ALL                  DUE 2034 FOR ANY AND ALL
6.50% SERIES Q SENIOR NOTES DUE 2024       6.55% SERIES R SENIOR NOTES DUE 2034

THIS EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON , UNLESS EXTENDED.

         o The terms of the (a) $1,000,000,000 4.80% Exchange Series O Senior Notes due 2009 (the New 2009 Notes), (b) $1,000,000,000
              5.55% Exchange Series P Senior Notes due 2014 (the New 2014 Notes), (c) $750,000,000 6.50% Exchange Series Q Senior Notes due 2024 (the New 2024 Notes) and (d) $750,000,000 6.55% Exchange
              Series R Senior Notes due 2034 (the New 2034 Notes) are identical in all material respects to the terms of the outstanding (w) $1,000,000,000 4.80% Series O Senior Notes due 2009 (the Old 2009
              Notes), (x) $1,000,000,000 5.55% Series P Senior Notes due 2014 (the Old 2014 Notes), (y) $750,000,000 6.50% Series Q Senior
              Notes due 2024 (the Old 2024 Notes) and (z) $750,000,000 6.55%
              Series R Senior Notes due 2034 (the Old 2034 Notes), respectively. The New 2009 Notes, New 2014 Notes, New 2024 Notes and New 2034 Notes are collectively referred to in this prospectus as the New Notes and the Old 2009 Notes, Old 2014 Notes, Old 2024 Notes and Old 2034 Notes are collectively referred to in this prospectus as the Old Notes. The New Notes are registered under the Securities Act and the transfer restrictions and registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes. In this prospectus, TXU Corp. refers to any Old Notes not exchanged for New Notes as Remaining Old Notes.
         o TXU Corp. will accept any and all Old Notes that are properly tendered and not validly withdrawn before the expiration of this exchange offer.
         o Tenders of Old Notes may be validly withdrawn at any time prior to expiration of this exchange offer.
         o You will not recognize any income, gain or loss for US federal income tax purposes in the exchange.
         o Old Notes may be exchanged for the respective series of New Notes only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
         o TXU Corp. does not intend to apply for listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any automated quotation system.

         Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. TXU Corp. has agreed that, for a period of 90 days after the consummation of this exchange offer, TXU Corp. will make this prospectus available for use in connection with any such resale of New Notes. See PLAN OF DISTRIBUTION in this prospectus.

         PLEASE SEE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS     , 2005.


================================================================================

                                  RED HERRING

The information in this prospectus is not complete and may be changed. TXU Corp. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

================================================================================

                                TABLE OF CONTENTS


INCORPORATION BY REFERENCE.....................................................3

WHERE YOU CAN FIND MORE INFORMATION............................................3

SUMMARY........................................................................4

RISK FACTORS...................................................................9

FORWARD-LOOKING INFORMATION...................................................17

BUSINESS......................................................................18

SELECTED FINANCIAL DATA.......................................................19

USE OF PROCEEDS...............................................................20

THE EXCHANGE OFFER............................................................20

DESCRIPTION OF THE NEW NOTES..................................................28

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................40

PLAN OF DISTRIBUTION..........................................................43

EXPERTS.......................................................................44

VALIDITY OF THE NEW NOTES.....................................................44

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR TO WHICH TXU CORP. HAS REFERRED YOU. TXU CORP. HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF TXU CORP. MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                           INCORPORATION BY REFERENCE

         TXU Corp. may, in this prospectus, disclose important information to you by referring you to documents that it has filed with the SEC and "incorporated by reference" into this prospectus. Such information is an important part of this prospectus. Information that TXU Corp. files in the future with the SEC will automatically update, supplement and supersede this information. TXU Corp. incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, excluding information deemed furnished and not filed, until this offering is terminated (including all such filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement):

         o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 16, 2005 as amended by TXU Corp.'s Annual Report on Form 10-K/A filed with the SEC on June 13, 2005;

         o TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005; and

         o TXU Corp.'s Current Reports on Form 8-K, filed with the SEC on January 3, 2005, January 6, 2005, January 18, 2005, January 27, 2005, January 31, 2005, February 25, 2005, March 23, 2005, April
              1, 2005, April 21, 2005, May 16, 2005, May 23, 2005 and June 2,
              2005.

         TXU Corp. will also provide without charge to each person to whom this prospectus is delivered, upon written or oral request by such person, a copy of any and all documents incorporated into this prospectus by reference (other than exhibits to those documents that are not specifically incorporated by reference). See WHERE YOU CAN FIND MORE INFORMATION below for details on how you can obtain such information.

                       WHERE YOU CAN FIND MORE INFORMATION

         TXU Corp. has filed with the SEC an exchange offer registration statement under the Securities Act relating to the New Notes. As permitted by SEC rules, this prospectus omits information included in the exchange offer registration statement. For a more complete understanding of this exchange offer, you should refer to the exchange offer registration statement, including its exhibits, and any amendment to that registration statement.

         TXU Corp. files annual, quarterly and other reports and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain a copy of these SEC filings and the exchange offer registration statement at no cost to you by writing or telephoning TXU Corp. at the following address:

                                    TXU Corp.
                                  Energy Plaza
                                1601 Bryan Street
                            Dallas, Texas 75201-3411
                                 (214) 812-4600

         In order to obtain timely delivery, you must request documents from TXU Corp. no later than , which is five days before the expiration of this exchange offer.

         Information about TXU Corp. is also available on TXU Corp.'s web-site at http://www.txucorp.com. Other than the information incorporated by reference in this prospectus, the information available on TXU Corp.'s web-site is not a part of this prospectus.

                                     SUMMARY

         This summary highlights material information from this prospectus. However, it does not contain all the important information that you should consider before making any decision concerning this exchange offer. For a more complete understanding of this exchange offer, TXU Corp. encourages you to read this entire prospectus, including the documents incorporated into this prospectus by reference, and the other documents to which TXU Corp. refers you.

                               THE EXCHANGE OFFER

ISSUANCE.........................   On November 26, 2004, TXU Corp. issued and
                                    sold $3.5 billion of its Senior Notes in a transaction not requiring registration under the Securities Act as follows:

                                       o   $1,000,000,000 4.80% Series O Senior
                                           Notes due November 15, 2009;

                                       o   $1,000,000,000 5.55% Series P Senior
                                           Notes due November 15, 2014;

                                       o   $750,000,000 6.50% Series Q Senior
                                           Notes due November 15, 2024; and

                                       o   $750,000,000 6.55% Series R Senior
                                           Notes due November 15, 2034.

                                    As of the date of this prospectus, all of these notes remain outstanding and are subject to this exchange offer.

THE EXCHANGE OFFER; NEW NOTES....   TXU.Corp. is offering  to exchange  the New
                                    Notes of each series for the Old Notes of the respective series. The New Notes will have been registered under the Securities
                                    Act and be of a like principal amount and will be substantially identical to the Old
                                    Notes of the respective series. Noteholders that properly tender their Old Notes and do not validly withdraw their tender before the expiration of the exchange offer will have the benefit of this exchange offer. Old
                                    Notes may be exchanged for New Notes of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of the minimum. TXU Corp. will issue the New Notes on or promptly after the expiration of this exchange offer. See THE EXCHANGE OFFER in this prospectus.

EXPIRATION DATE..................   This exchange offer will expire at midnight,
                                    New York City time, on , unless extended by TXU Corp. TXU Corp. will accept for exchange any and all Old Notes that are properly tendered in this exchange offer and not validly withdrawn before midnight, New York
                                    City time, on , or, if TXU Corp. extends the exchange offer, the date to which TXU Corp.
                                    extends the exchange offer, as provided in this prospectus.

RESALE OF NEW NOTES..............   Based on interpretive letters written by the
                                    staff of the SEC to companies other than TXU
                                    Corp., TXU Corp. believes that the New Notes may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the
                                    Securities Act, if you:

                                       o   are not an affiliate of TXU Corp.
                                           within the meaning of Rule 405 under
                                           the Securities Act;
                                       o   are not a broker-dealer that acquired
                                           the Old Notes directly from TXU
                                           Corp.;
                                       o   acquire the New Notes in the ordinary
                                           course of your  business; and
                                       o   do not have an arrangement or
                                           understanding with any person to
                                           participate in a distribution of the
                                           New Notes.

                                    Also, if you are not a broker-dealer you must represent that you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

                                    If TXU Corp.'s belief is inaccurate, holders of New Notes who offer, resell or otherwise transfer New Notes in violation of the Securities Act may incur liability under that Act. TXU Corp. will not assume or indemnify holders against any such liability.

                                    If you are a broker-dealer that purchased
                                    Old Notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell any of the New Notes. TXU Corp. has agreed under a registration rights agreement that relates to the Old Notes to allow you to use this prospectus for this purpose for a period of 90 days after the consummation of this exchange offer.

                                    Affiliates of TXU Corp., within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from TXU Corp. may not rely on the above mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

CONDITIONS TO THIS EXCHANGE
  OFFER..........................   TXU Corp. may terminate this exchange offer
                                    before its expiration if TXU Corp.
                                    determines, in its reasonable discretion, that its ability to proceed with this exchange offer could be materially impaired due to

                                       o   any legal or governmental actions,
                                       o   any new law, statute, rule or regula-
                                           tion, or
                                       o   any interpretation by the staff of
                                           the SEC of any existing law, statute,
                                           rule or regulation.
TENDER PROCEDURES--
  BENEFICIAL OWNERS..............   If you wish to tender Old Notes that are
                                    registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                    IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD
                                    FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR
                                    BROKER OR NOMINEE WITH RESPECT TO TENDERING
                                    PROCEDURES AND CONTACT YOUR BROKER OR
                                    NOMINEE DIRECTLY.

TENDER PROCEDURES--
  REGISTERED HOLDERS AND
  DTC PARTICIPANTS...............   If you are a registered holder of Old Notes
                                    and wish to participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof. If you are a participant in The Depository Trust Company (DTC), and wish to participate in this exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the accompanying letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile thereof or agent's message (as hereinafter defined), together with your Old Notes, which should be in book-entry form if you are a participant in DTC, and any other required documentation to the exchange agent. The
                                    Bank of New York will be the exchange agent for this exchange offer.

WITHDRAWAL RIGHTS................   You may validly withdraw tenders of Old
                                    Notes at any time before midnight, New York
                                    City time, on the date the exchange offer expires.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES..........   Subject to the satisfaction or waiver of the
                                    conditions to this exchange offer, TXU Corp.
                                    will accept for exchange any and all Old
                                    Notes that are properly tendered and not validly withdrawn before midnight, New York
                                    City time, on the date the exchange offer expires. The respective series of New Notes will be delivered promptly after the expiration of the exchange offer.

MATERIAL US FEDERAL INCOME TAX
  CONSIDERATIONS.................   The exchange of New Notes for Old Notes will
                                    not be a taxable event for US federal income tax purposes. As a result, you will not recognize any income, gain or loss with respect to any exchange of Old Notes for New
                                    Notes. See MATERIAL UNITED STATES FEDERAL
                                    INCOME TAX CONSIDERATIONS in this
                                    prospectus.

EFFECT ON HOLDERS OF THE
  REMAINING OLD NOTES............   All of the Remaining Old Notes will continue
                                    to be subject to restrictions on their
                                    transfer in accordance with the Securities
                                    Act. After this exchange offer, holders of the Remaining Old Notes will not have any further registration rights with respect to their Remaining Old Notes, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or (ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. After this exchange offer, holders of the Remaining Old Notes will not have any rights to additional interest on such notes.
                                    The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There could be no market for the Remaining Old Notes, and thus you may be unable to sell your notes.

                                  THE NEW NOTES

         The terms of the New Notes of each series will be identical in all material respects to the terms of the respective series of Old Notes. The New Notes, however, will be registered under the Securities Act and will not have the registration rights and related additional interest provisions or transfer restrictions that were applicable to the Old Notes. The New Notes of each series will evidence the same debt as the respective series of Old Notes. The New Notes of each series will be governed by the same indenture as the respective series of Old Notes. For more information about the New Notes, see DESCRIPTION OF THE NEW NOTES in this prospectus.

ISSUER...........................   TXU Corp. is a Texas corporation.  The
                                    mailing address of TXU Corp.'s principal executive offices is Energy Plaza, 1601
                                    Bryan Street, Dallas, Texas 75201. TXU
                                    Corp.'s telephone number is (214) 812-4600.

THE NEW NOTES....................   TXU Corp. is offering $3,500,000,000
                                    aggregate principal amount of its exchange notes of the following series:

                                       o   $1,000,000,000 4.80% Exchange Series
                                           November 15, 2009;

                                       o   $1,000,000,000 5.55% Exchange Series
                                           P Senior Notes due November 15, 2014;

                                       o   $750,000,000 6.50% Exchange Series Q
                                           Senior Notes due November 15, 2024;
                                           and

                                       o   $750,000,000 6.55% Exchange Series R
                                           Senior Notes due November 15, 2034.

INDENTURES.......................   TXU Corp. will issue each series of the New
                                    the New Notes under a separate Indenture, dated as of November 1, 2004, from TXU Corp.
                                    to The Bank of New York, as trustee. Each such indenture is the same indenture under which the respective series of Old Notes were issued. In this prospectus, TXU Corp.
                                    refers to these indentures as the Indentures and the trustee under the Indentures as the Trustee.

RANKING..........................   The New Notes will be unsecured obligations
                                    of TXU Corp. and will rank on parity with TXU Corp.'s other unsecured and unsubordina-ted indebtedness. Because TXU Corp. is a holding company, holders of the New Notes will generally have a position junior to the claims of creditors, including debtholders and any future holders of preferred equity interests, of its subsidiaries. As of March
                                    31, 2005, TXU Corp.'s consolidated
                                    subsidiaries had approximately $7,948
                                    million of outstanding debt (including
                                    long-term debt due currently) and
                                    approximately $38 million of preferred
                                    securities. As of March 31, 2005, TXU Corp.
                                    had no outstanding secured debt.

MATURITY.........................   The New 2009 Notes will mature on November
                                    15, 2009, the New 2014 Notes will mature on
                                    November 15, 2014, the New 2024 Notes will mature on November 15, 2024 and the New 2034
                                    Notes will mature on November 15, 2034.

INTEREST RATE....................   The New 2009 Notes will bear interest at the
                                    annual rate of 4.80%, the New 2014 Notes will bear interest at the annual rate of 5.55%, the New 2024 Notes will bear interest at the annual rate of 6.50% and the New 2034
                                    Notes will bear interest at the annual rate of 6.55%. Interest on the New Notes will accrue from the date of original issuance, calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period.

INTEREST PAYMENT DATES...........   TXU Corp. will pay interest on each series
                                    of New Notes semiannually on May 15 and
                                    November 15 of each year.

                                    No interest will be paid in connection with this exchange offer. The New Notes of each series will bear interest, at the applicable interest rate, from and including the last interest payment date on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on these Old Notes at the time of tender or exchange. Rather, interest will be paid on the exchanged New Notes on the first interest payment date after the expiration of the exchange offer.

REDEMPTION.......................   TXU Corp. may at its option redeem all or
                                    part of each series of New Notes at the
                                    respective "make-whole" redemption prices discussed under DESCRIPTION OF THE NEW NOTES
                                    - "Optional Redemption" in this prospectus, plus accrued and unpaid interest to the redemption date.

LIMITATION ON LIENS..............   TXU Corp. may not grant a lien on the
                                    capital stock of any of its subsidiaries to secure indebtedness of TXU Corp. without similarly securing the New Notes, with certain exceptions. This covenant does not restrict the granting of liens by TXU
                                    Corp.'s subsidiaries in any way. See
                                    DESCRIPTION OF THE NEW NOTES - "Limitation on Liens" in this prospectus.

RATINGS..........................   The New Notes are expected to be assigned
                                    ratings consistent with the ratings of the Old Notes. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell, exchange or hold the New Notes or any Remaining Old
                                    Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if the rating agency decides that circumstances warrant that change.

RISK FACTORS.....................   You should carefully consider each of the
                                    factors described in the section of this prospectus titled RISK FACTORS before participating in this exchange offer.

FORM.............................   Each series of New Notes will be represented
                                    by one or more permanent global notes in fully registered form that will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC's nominee. See the section of this prospectus titled
                                    DESCRIPTION OF THE NEW NOTES - "Book-Entry."

TRUSTEE AND PAYING AGENT.........   The Bank of New York.

GOVERNING LAW....................   The Indentures and the New Notes provide
                                    that they will be governed by, and construed in accordance with, the laws of the State of New York.

                                  RISK FACTORS

         In addition to all of the other information contained in this prospectus, you should carefully consider the following risks and uncertainties. Each of the risks and uncertainties described below could have a material adverse effect on TXU Corp.'s business, financial condition and/or results of operations and could result in a loss or a decrease in the value of the New Notes and the Remaining Old Notes. Moreover, additional risks and uncertainties not presently known to TXU Corp. or that TXU Corp. currently considers immaterial may impair the operation of its business. (In this RISK FACTORS section, references to the "historical service territory" mean the service territory of TXU Electric Company and TXU SESCO Company largely in North Texas at the time of entering into competition on January 1, 2002.)

                      RISKS RELATED TO TXU CORP.'S BUSINESS

THE RECENT IMPLEMENTATION OF PERFORMANCE IMPROVEMENT INITIATIVES MAY RESULT IN DISRUPTIONS AND INCREASED COSTS.

         The implementation of performance improvement initiatives identified by management may not produce the desired results and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes. Most notably, TXU Corp. is subject to the risk that the joint venture outsourcing arrangement with Capgemini may not produce the desired cost savings as well as potential transition costs, which would likely be significant, in the event TXU Corp. needed to switch to another vendor if Capgemini failed to perform its obligations to TXU Corp.

TXU CORP.'S FUTURE RESULTS OF OPERATIONS MAY BE IMPACTED BY SETTLEMENT ADJUSTMENTS DETERMINED BY THE ELECTRIC RELIABILITY COUNSEL OF TEXAS (ERCOT) RELATED TO PRIOR PERIODS.

         ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Settlement information is due from ERCOT within two months after the operating day, and true-up settlements are due from ERCOT within six months after the operating day. As a result, TXU Corp. is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.

TXU CORP.'S BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON ITS BUSINESSES OR RESULTS OF OPERATIONS.

         TXU Corp.'s businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Corp. will need to adapt to these changes and may face increasing competitive pressure. For example, the Texas electricity market was deregulated as of January 1, 2002, and competition has resulted, and may continue to result in, declines in customer counts and sales volumes.

         TXU Corp.'s businesses are subject to changes in laws (including the Texas Public Utility Regulatory Act (PURA), the Federal Power Act, as amended, the Atomic Energy Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, the Clean Air Act, as amended, and the Public Utility Holding Company Act of 1935, as amended) and changing governmental policy and regulatory actions (including those of the Public Utility Commission of Texas (the Commission), the FERC, the EPA and the NRC) with respect to matters including, but not limited to, market structure and design, operation of nuclear power facilities, construction and operation of other power generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, recovery of purchased gas and power costs, decommissioning costs, and return on invested capital for TXU Corp.'s regulated businesses, and present or prospective wholesale and retail competition.

         TXU Corp., along with other market participants, is subject to oversight by the Commission. In that connection, TXU Corp. and other market participants may be subject to various competition-related rules and regulations, including but not limited to possible price-mitigation rules, as well as rules related to market behavior.

TXU CORP.'S REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND ITS CONTROL.

         TXU Corp. is not guaranteed any rate of return on its capital investments in unregulated businesses. TXU Corp. markets and trades power, including power from its own production facilities, as part of its wholesale markets management operation. TXU Corp.'s results of operations are likely to depend in large part upon prevailing retail rates, which are set in part by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

         TXU Corp.'s regulated businesses are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. TXU Electric Delivery's rates are regulated by the Commission based on an analysis of TXU Electric Delivery's costs, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the Commission will judge all of TXU Electric Delivery's costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of TXU Electric Delivery's costs and the return on invested capital allowed by the Commission.

         Some of the fuel for TXU Corp.'s power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Corp. can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Corp. purchases and sells natural gas and other energy related commodities, and volatility in these markets may affect TXU Corp.'s costs incurred in meeting its obligations.

         Volatility in market prices for fuel and electricity may result from:

         o severe or unexpected weather conditions,
         o seasonality,
         o changes in electricity usage,
         o illiquidity in the wholesale power or other markets,
         o transmission or transportation constraints, inoperability or inefficiencies,
         o availability of competitively priced alternative energy sources,
         o changes in supply and demand for energy commodities,
         o changes in power production capacity and heat rate,
         o outages at TXU Corp.'s power production facilities or those of its competitors,
         o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,
         o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and
         o federal, state, local and foreign energy, environmental and other regulation and legislation.

TXU CORP.'S ASSETS OR POSITIONS CANNOT BE FULLY HEDGED AGAINST CHANGES IN COMMODITY PRICES, AND HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

         All but one of TXU Corp.'s facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are correlated to gas prices because gas-fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Corp.'s baseload power production is dependent in significant part upon the price of natural gas. TXU Corp. cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Corp.'s power production assets and the size of its position relative to market liquidity.

         To manage its near-term financial exposure related to commodity price fluctuations, TXU Corp. routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Corp. routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Corp. can normally cover only a small portion of the exposure of its assets and positions to market price volatility, and the coverage will vary over time. To the extent TXU Corp. has unhedged positions, fluctuating commodity prices can materially impact TXU Corp.'s results of operations and financial position, either favorably or unfavorably.

         Although TXU Corp. devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always function as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Corp. cannot predict with precision the impact that risk management decisions may have on its business, results of operations or financial position.

         TXU Corp. or one of its subsidiaries has guaranteed or indemnified the performance of a portion of the obligations of certain subsidiaries, including those involved in hedging and risk management activities. TXU Corp. or its subsidiary, as the case may be, might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

TXU CORP.'S COUNTERPARTIES MAY NOT MEET THEIR OBLIGATIONS.

         TXU Corp.'s hedging and risk management activities are exposed to the risk that counterparties that owe TXU Corp. money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by various factors including improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Corp. might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Corp. might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various nondefaulting ERCOT market participants.

A DOWNGRADE IN TXU CORP.'S AND/OR ITS SUBSIDIARIES CREDIT RATINGS COULD NEGATIVELY AFFECT ITS ABILITY TO ACCESS CAPITAL AND/OR ITS ABILITY TO OPERATE EFFICIENTLY ITS POWER OPERATIONS AND COULD REQUIRE TXU CORP. OR ITS SUBSIDIARIES TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

         If S&P, Moody's or Fitch were to downgrade TXU Corp.'s and/or its subsidiaries' long-term ratings, particularly below investment grade, borrowing costs would increase, the potential pool of investors and funding sources would likely decrease and liquidity demands would be triggered by the terms of a number of commodity contracts, leases and other agreements.

         Most of TXU Corp.'s large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Corp. subsidiaries' ratings were to decline, particularly below investment grade, costs to operate the power business would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with TXU Corp.'s subsidiaries.

         In addition, as discussed in TXU Corp.'s 2004 Form 10-K, the terms of certain of TXU Corp.'s financing and other arrangements contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

OPERATION OF POWER PRODUCTION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT TXU CORP.'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         The operation of power production and energy transportation facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Corp.'s facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive market, (b) any unexpected failure to produce power, including failure caused by breakdown or forced outage, and (c) repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, TXU Corp.'s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Corp. could be subject to additional costs and/or the write-off of its investment in the project or improvement.

         Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Corp.'s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

TXU CORP. MAY INCUR SUBSTANTIAL COST AND LIABILITIES DUE TO ITS OWNERSHIP AND OPERATION OF THE COMANCHE PEAK
NUCLEAR FACILITIES.

         The ownership and operation of nuclear facilities, including TXU Corp.'s ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

          o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. Over the next three years, certain equipment at Comanche Peak is expected to be replaced. The cost of these actions is currently expected to be material and could result in extended outages. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

          o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

          o Nuclear Accident Risk - Although the safety record of Comanche Peak and other nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Corp.'s resources, including insurance coverage.

TXU CORP.'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD MATERIALLY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         TXU Corp. is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Corp. is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Corp. may incur significant additional costs to comply with these requirements. If TXU Corp. fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Corp. or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.

         TXU Corp. may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Corp. fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Corp.'s older facilities, including baseload lignite and coal plants, it may be uneconomical for TXU Corp. to install the necessary equipment, which may cause TXU Corp. to shut down those facilities.

         In addition, TXU Corp. may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Corp. may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to TXU Corp.

THE RESULTS OF TXU CORP.'S ELECTRIC OPERATIONS IN THE HISTORICAL SERVICE TERRITORY WILL BE LARGELY DEPENDENT UPON THE AMOUNT OF HEADROOM AVAILABLE IN ITS PRICE-TO-BEAT RATE. THE EXISTING PRICE-TO-BEAT RATE AND FUTURE ADJUSTMENTS TO THE PRICE-TO-BEAT RATE MAY BE INADEQUATE TO COVER TXU CORP.'S POWER SUPPLY COSTS TO SERVE ITS PRICE-TO-BEAT CUSTOMERS AT FIXED RATES.

         While TXU Corp. may now offer prices other than the price-to-beat, it is obligated to offer the price-to-beat rate to its residential and small business customers in its historical service territory through January 1, 2007. The results of TXU Corp.'s retail electric operations in its historical service territory are largely dependent upon the amount of headroom available to TXU Corp. in its price-to-beat rate. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. Headroom may be a positive or a negative number. Since headroom is dependent, in part, on power production and purchase costs, TXU Corp. does not know nor can it estimate the amount of headroom that it will have in its price-to-beat rate. There is no assurance that future adjustments to TXU Corp.'s price-to-beat rate will be adequate to cover future increases in its costs of electricity to serve its price-to-beat rate customers or that TXU Corp.'s price-to-beat rate will not result in negative headroom in the future. In addition, TXU Corp. faces competition for customers within its historical service territory. Such competitors may be larger or better capitalized or have well known brand recognition. Such competitors may also offer prices that are too low to be sustainable over the long-term, but attract customers away from TXU Corp.

IN MARKETS OUTSIDE OF THE HISTORICAL SERVICE TERRITORY, TXU CORP. MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

         In most retail electric markets outside its historical service territory, TXU Corp.'s principal competitor may be the retail affiliate of the local incumbent utility company. The incumbent retail affiliates have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Corp. may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Corp. and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Corp. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Corp. to enter these markets.

TXU CORP. RELIES ON THE INFRASTRUCTURE OF ITS LOCAL UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO, AND TO OBTAIN INFORMATION ABOUT, THEIR CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT CUSTOMER SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON TXU CORP.'S BUSINESS AND RESULTS OF OPERATIONS.

      TXU Corp. depends on transmission and distribution facilities owned and operated by other utilities, as well as its own such facilities, to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, TXU Corp.'s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Corp. expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Corp.'s customers could negatively impact the satisfaction of its customers with its service.

TXU CORP. OFFERS BUNDLED SERVICES TO ITS RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF TXU CORP.'S COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY ITS CUSTOMERS, ITS RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

         TXU Corp. offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. The prices TXU Corp. charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, could fall below TXU Corp.'s underlying cost to obtain the commodities or services.

CHANGES IN TECHNOLOGY OR INCREASED COMPETITION MAY REDUCE THE VALUE OF TXU ENERGY COMPANY'S POWER PLANTS AND MAY SIGNIFICANTLY IMPACT ITS BUSINESS IN OTHER WAYS AS WELL.

         Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Corp.'s. While demand for electric energy services is generally increasing throughout the US, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. Consequently, where TXU Corp. has facilities, the market value of TXU Corp.'s power production and/or energy transportation facilities could be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Corp.'s facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

         RISKS RELATED TO TXU CORP.'S CORPORATE AND FINANCIAL STRUCTURE

TXU CORP. IS A HOLDING COMPANY, AND ITS OBLIGATIONS ARE STRUCTURALLY SUBORDINATED TO EXISTING AND FUTURE LIABILITIES AND PREFERRED STOCK OF ITS SUBSIDIARIES.

         TXU Corp. is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Corp.'s consolidated assets are held by these subsidiaries. Accordingly, TXU Corp.'s cash flows and ability to meet its obligations and to pay dividends are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Corp. in the form of distributions, loans or advances, and repayment of loans or advances from TXU Corp. The subsidiaries are separate and distinct legal entities and have no obligation to provide TXU Corp. with funds for its payment obligations, whether by dividends, distributions, loans or otherwise.

         Because TXU Corp. is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries. Therefore, TXU Corp.'s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Corp. may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Corp. Subject to restrictions contained in TXU Corp.'s other financing arrangements, TXU Corp.'s subsidiaries may incur additional indebtedness and other liabilities.

IN THE FUTURE, TXU CORP. COULD HAVE LIQUIDITY NEEDS THAT COULD BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

      The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Corp.'s ability to sustain and grow its businesses, which are capital intensive, and would increase its capital costs. TXU Corp. relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Corp.'s access to the financial markets could be adversely impacted by various factors, such as:

          o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;
          o    inability to access commercial paper markets;
          o a deterioration of TXU Corp.'s credit or the credit of its subsidiaries or a reduction in TXU Corp.'s credit ratings or the credit ratings of its subsidiaries;
          o extreme volatility in TXU Corp.'s markets that increases margin or credit requirements; o a material breakdown in TXU Corp.'s risk management procedures;
          o prolonged delays in billing and payment resulting from delays in switching customers from one REP to another; and
          o the occurrence of material adverse changes in TXU Corp.'s businesses that restrict TXU Corp.'s ability to access its liquidity facilities.

         A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Corp.'s credit worthiness by counterparties and rating agencies, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Corp.'s liquidity and credit could limit its wholesale markets management activities.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU CORP.'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN TXU CORP.'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON ITS BUSINESSES, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

         As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and nonregulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and delivery location and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Corp. believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect events and investigations in the energy industry may have on TXU Corp.'s financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Corp. cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

TXU CORP. IS SUBJECT TO COSTS AND OTHER EFFECTS OF RECENT LEGAL PROCEEDINGS THAT COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION.

         TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, a number of lawsuits (some of which have been settled but are still subject to court approval) have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters.

Such current and potential legal proceedings could result in payments of judgment or settlement amounts. If the settlement agreement between TXU Corp. and the creditors of TXU Europe does not become final and binding, potential claims by such creditors could be material.

                      RISKS RELATED TO THIS EXCHANGE OFFER

IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

         The Remaining Old Notes will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of the Remaining Old Notes will not have any further rights to have those notes registered under the Securities Act, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or
(ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Old Notes and thus you may be unable to sell those notes.

LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT YOU FROM EXCHANGING YOUR OLD NOTES.

         Noteholders are responsible for complying with all exchange offer procedures. The issuance of New Notes will only occur upon the proper and timely completion of the procedures described in this prospectus under the heading THE EXCHANGE OFFER. Therefore, holders of Old Notes that wish to exchange Old Notes for New Notes should allow sufficient time for the timely completion of the exchange procedure. Neither TXU Corp. nor the exchange agent is obligated to notify you of any failure to follow the proper exchange procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED.

         A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Notes. TXU Corp.'s obligation to make this prospectus available to broker-dealers is limited. Consequently, TXU Corp. cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

                         RISKS RELATED TO THE NEW NOTES

THERE IS NO EXISTING MARKET FOR THE NEW NOTES, AND TXU CORP. CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

         There is no existing market for the New Notes, and TXU Corp. does not intend to apply for listing of the New Notes on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of noteholders to sell their New Notes or the price at which the noteholders will be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors including, among other things, prevailing interest rates, TXU Corp.'s operating results and the market for similar securities. If a market for the New Notes does not develop, purchasers may be unable to resell their New Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily.

THE MARKET PRICE OF THE NEW NOTES WILL FLUCTUATE.

         Any downgrade of TXU Corp.'s credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries by Moody's, S&P or Fitch could have a significant adverse impact on the market price of the New Notes, assuming a market for the New Notes develops.

         In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices, including, but not limited to, significant amounts of speculative and "wash" trading, power market manipulation and inaccurate power and commodity price reporting, has adversely impacted the market for securities issued by those participants as well as others in the energy industry. While neither TXU Corp.

nor any of its affiliates has engaged in these practices, the market price of TXU Corp.'s securities, including the New Notes, assuming a market for the New Notes develops, may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which TXU Corp. has no control.

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the incorporated documents, contains "forward-looking statements". All statements, other than statements of historical facts, that are included in this prospectus, including the incorporated documents, that address activities, events or developments that TXU Corp. expects or anticipates to occur in the future, including such matters as projections, capital allocation and cash distribution policy, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power production assets, market and industry developments and the growth of TXU Corp.'s business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook"), are forward-looking statements. Although TXU Corp. believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the RISK FACTORS section above and in TXU Corp.'s annual, quarterly and current reports filed by TXU Corp. with the SEC under the Exchange Act, which are incorporated by reference in this prospectus, and the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statements:

          o prevailing governmental policies and regulatory actions, including those of the FERC, the Commission, the Texas Railroad Commission and the NRC, with respect to:

               -   allowed rates of return;
               -   industry, market and rate structure;
               -   purchased power and recovery of investments;
               -   operations of nuclear generating facilities;
               -   acquisitions and disposal of assets and facilities;
               -   operation and construction of facilities;
               -   decommissioning costs;
               -   present or prospective wholesale and retail competition;
               -   changes in tax laws and policies; and
               - changes in and compliance with environmental and safety laws and policies;

          o continued implementation of the restructuring legislation passed by the Texas legislature in 1999;

          o    legal and administrative proceedings and settlements;

          o    general industry trends;

          o    power costs (including repair costs) and availability;

          o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

          o unanticipated population growth or decline, and changes in market demand and demographic patterns;

          o changes in business strategy, development plans or vendor relationships;

          o TXU Corp.'s ability to implement the initiatives that are part of its restructuring, operational improvement and cost reduction program, and the terms upon which those initiatives are executed;

          o    competition for retail and wholesale customers;

          o access to adequate transmission facilities to meet changing demands;

          o pricing and transportation of crude oil, natural gas and other commodities;

          o unanticipated changes in interest rates, commodity prices or rates of inflation or foreign exchange rates;

          o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

          o    commercial bank market and capital market conditions;

          o competition for new energy development and other business opportunities;

          o inability of various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;

          o    changes in technology used by and services offered by TXU Corp.;

          o significant changes in TXU Corp.'s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

          o significant changes in critical accounting policies material to TXU Corp.; and

          o    actions of credit rating agencies.

         Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them. Also, TXU Corp. can not assess the impact of each factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                    BUSINESS

         TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. TXU Corp.'s unregulated business, TXU Energy Company LLC, provides electricity and related services to more than 2.4 million competitive electricity customers in Texas and has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,837 MW of lignite/coal-fired generation capacity. TXU Corp. is also one of the largest purchasers of wind-generated electricity in Texas and North America. TXU Corp.'s regulated electric distribution and transmission business, TXU Electric Delivery Company, complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery Company operates the largest distribution and transmission system in Texas, providing power to more than 2.9 million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. The consolidated operating assets of TXU Corp. are located principally in the north-central, eastern and western parts of Texas and are owned by its wholly-owned subsidiaries. TXU Corp.'s subsidiaries operate primarily within ERCOT system. ERCOT is an intrastate network of investor owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas, the Independent System Operator of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

         The foregoing information about the businesses of TXU Corp. is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the headings INCORPORATION BY REFERENCE and WHERE YOU CAN FIND MORE INFORMATION.

         TXU Corp. is a Texas corporation. The mailing address of TXU Corp.'s principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. TXU Corp.'s telephone number is (214) 812-4600.

                             SELECTED FINANCIAL DATA

         The following selected financial data is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference into this prospectus.

                                                                                                              THREE MONTHS ENDED
                                                                   YEAR ENDED  DECEMBER 31,                        MARCH 31,
                                            ---------------------------------  -----------------------    -----------------------
                                               2004         2003        2002         2001       2000        2005(a)      2004(a)
                                            --------     --------    --------     --------    --------    ----------  -----------
                                                                         (IN MILLIONS, EXCEPT RATIOS)
Income Statement Data:
Operating revenues                          $  9,308     $  8,600    $  8,094     $  7,962    $  7,680    $  2,040    $  2,132
Income from continuing operations
  (b)(c)                                    $     81     $    566    $    105     $    533    $    560    $    406    $    128
Net income (loss) available for
  common stock (c)                          $   (386)    $    560    $ (4,232)    $    655    $    904    $    416    $    173
Ratio of earnings to fixed charges (d)          1.16         1.94        1.22         1.87        1.91        2.84        1.94

Balance Sheet Data:
Total assets                                $ 23,241     $ 31,284    $ 31,384     $ 42,598    $ 45,377    $ 23,579
 Property, plant & equiptment -net          $ 16,676     $ 16,803    $ 16,526     $ 16,579    $ 16,281    $ 16,761

Capitalization:
  Equity-linked debt securities             $    285     $  1,440    $  1,440     $  1,350    $    700    $    260
  Exchangeable subordinated notes                 --           --    $    639          --          --          --
  Long term debt held by subsidiary
  trust                                           --     $    546    $    546     $    547    $  1,423          --
  All other long term debt, less
    amounts due currently                   $ 12,127     $  9,168    $  8,003     $  8,098    $  6,868    $ 11,710
  Exchangeable preferred membership
    interests                                     --     $    646          --           --          --          --
  Preferred stock of subsidiaries:
    Not Subject to mandatory
    redemption                              $     38     $    113    $    190     $    190    $    190    $     38
    Subject to mandatory redemption               --          --     $     21    $     21    $     21          --
 Common stock repurchasable under
  equity forward contract                         --           --          --           --    $    190          --
 Preference stock                           $    300     $    300    $    300     $    300    $    300    $    300
 Common Stock                               $    339     $  5,619    $  4,766     $  7,656    $  7,476    $    643
                                            --------     --------    --------     --------    --------    --------
     Total                                  $ 13,089     $ 17,832    $ 15,905     $ 18,162    $ 17,168    $ 12,951
                                            ========     ========    ========     ========    ========    ========

Capitalization Ratios:
  Equity-linked debt securities                  2.2%        8.1%         9.1%        7.4%        4.1%        2.0%
  Exchangeable subordinated notes                 --          --          4.0%         --          --          --
  Long term debt held by subsidiary
  trust                                           --         3.1%         3.4%        3.0%        8.3%         --
  All other long term debt, less
  amounts due currently                         92.6%       51.4%        50.3%       44.6%       40.0%       90.4%
  Exchangeable preferred membership
    interests                                     --         3.6%          --          --          --          --
  Preferred stock of subsidiaries                0.3%        0.6%         1.3%        1.2%        1.2%        0.3%
 Common stock repurchasable under
  equity forward contract                         --           --          --           --        1.1%         --
 Preference stock                                2.3%        1.7%         1.9%        1.6%        1.8%        2.3%
 Common Stock                                    2.6%       31.5%        30.0%       42.2%       43.5%        5.0%
                                            --------     --------    --------     --------    --------    --------
     Total                                       100%        100%       100.0%        100%      100.0%      100.0%
                                            ========     =======     ========     =======     =======     =======

---------------------------------------

(a) Results for an interim period may not give a true indication of results for a full year.
(b) Excludes extraordinary gain (loss) and cumulative effect of changes in accounting principles.
(c) See the incorporated documents for additional information with respect to factors contributing to the variations on income from continuing operations and net income for the periods presented.
(d) Calculated by dividing the sum of pretax income from continuing operations before extraordinary charges and fixed charges (interest expense, distributions on preferred securities and the estimated interest component of rental expense) by fixed charges.


                                 USE OF PROCEEDS

         TXU Corp. will not receive any cash proceeds from the issuance of the New Notes. In exchange for issuing the New Notes as described in this prospectus, TXU Corp. will receive an equal aggregate principal amount of Old Notes, which will be cancelled.

         TXU Corp. received approximately $3.46 billion of net proceeds from the sale of the Old Notes. TXU Corp. used substantially all of the net proceeds from the sale of the Old Notes to repurchase 52.5 million shares of its outstanding common stock pursuant to an accelerated share repurchase program.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         TXU Corp. is offering to exchange each series of the New Notes for the respective series of the Old Notes, as described in this prospectus. Unlike the Old Notes, the New Notes will be registered under the Securities Act.

         The Old Notes were initially sold on November 26, 2004 to certain initial purchasers. In connection with the sale of the Old Notes, TXU Corp. and those initial purchasers entered into a registration rights agreement, dated November 26, 2004, which requires TXU Corp., among other things, to:

                  (a) use its reasonable best efforts to cause an exchange offer registration statement that it files with the SEC under the Securities Act, with respect to the New Notes identical in all material respects to the Old Notes, to be declared effective under the Securities Act within 270 days after November 26, 2004, and upon the effectiveness of the exchange offer registration statement to promptly offer the New Notes for the Old Notes and consummate the exchange offer within 315 days after November 26, 2004 and/or

                  (b) in any of the circumstances described in the next paragraph, to cause a shelf registration statement that it files with the SEC covering continuous re-sales of the Old Notes or New Notes to be declared effective under the Securities Act within the later of (i) 180 days after being required or requested to file a shelf registration statement and (ii) 270 days after November 26, 2004.

         TXU Corp. may file a shelf registration statement if (i) TXU Corp. is not permitted to effect the exchange offer because of any change in law or in applicable interpretations of the staff of the SEC, or for any other reason the exchange offer is not consummated on or prior to 315 days after November 26, 2004, (ii) any initial purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes or (iii) any holder, other than a broker-dealer, is not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange and any such holder so requests.

         The registration rights agreement also provides that if TXU Corp. fails to perform any of its obligations set forth in (a) and (b) above, the interest rate on the Old Notes will be increased by 0.25% per annum until the default is cured, or if earlier, the date on which the Old Notes may first be resold in reliance on Rule 144(k) of the Securities Act; provided however, the additional interest rate may not exceed in the aggregate 0.25% per annum.

         The New Notes of each series referred to in (a) above will be issued in a like principal amount and identical in all material respects as the respective series of Old Notes, except that the New Notes will be registered under the Securities Act and will be issued without a restrictive legend. Consequently, the New Notes, unlike the Old Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

         A copy of the registration rights agreement has been filed previously with the SEC. The exchange offer contemplated hereby is being made pursuant to the registration rights agreement.

         The term "holder" with respect to this exchange offer means any person in whose name Old Notes are registered on TXU Corp.'s books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Notes are held of record by DTC.

         By tendering Old Notes for New Notes in this exchange offer, a holder is deemed to represent to TXU Corp. that:

         o any New Notes to be received by the holder will be acquired in the ordinary course of the holder's business;

         o the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act;

         o the holder is not an "affiliate" of TXU Corp., as defined in Rule 405 under the Securities Act, since affiliates of TXU Corp. may not participate in the exchange offer; and

         o if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

         Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, TXU Corp. believes that the New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by any holder of the New Notes, other than any holder which is an "affiliate" of TXU Corp. within the meaning of Rule 405 under the Securities Act, and except as otherwise discussed below with respect to holders which are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as the New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of the New Notes. Any holder who tenders Old Notes in this exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Notes. In the event that TXU Corp.'s belief is not correct, holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the Securities Act may incur liability under the Securities Act. TXU Corp. will not assume or indemnify holders against any such liability.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of these New Notes. These broker-dealers may use this prospectus for this purpose. Each of these broker-dealers may be deemed to be an "underwriter" within the meaning of the Securities Act.

         Affiliates of TXU Corp., within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from TXU Corp. may not rely on the above-mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

         TXU Corp. has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in this exchange offer.

         This exchange offer is not being made to, nor will TXU Corp. accept tenders for exchange from, holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, TXU Corp. will accept any and all Old Notes properly tendered and not validly withdrawn prior to midnight, New York City time, on the date the exchange offer expires. Holders may tender their Old Notes in whole or in part in minimum denominations only of $1,000 and integral multiples of $1,000 in excess thereof. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note of the respective series having a principal amount equal to that of the surrendered Old Note.

         The form and terms of the New Notes of each series will be the same as the form and terms of the respective series of Old Notes. However, the registration rights and related additional interest provisions and the transfer restrictions applicable to the Old Notes will not be applicable to the New Notes and the New Notes, unlike the Old Notes, will be registered under the Securities Act. The New Notes of each series will evidence the same debt as the respective series of Old Notes. The New Notes of each series will be issued under and entitled to the benefits of the respective Indenture pursuant to which the respective series of Old Notes were issued.

         No interest will be paid in connection with this exchange. The New Notes of each sereies will bear interest, at the applicable interest rate, from and including the last interest payment date on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on these Old Notes at the time of tender or exchange. Rather, interest will be paid on the exchanged New Notes on the first Interest Payment Date after the expiration of the exchange offer.

         As of the date of this prospectus, $3.5 billion in aggregate principal amount of Old Notes are outstanding as follows: (i) $1,000,000,000 4.80% Series O Senior Notes due November 15, 2009, (ii) $1,000,000,000 5.55% Series P Senior Notes due November 15, 2014, (iii) $750,000,000 6.50% Series Q Senior Notes due November 15, 2024 and (iv) $750,000,000 6.55% Series R Senior Notes due November 15, 2034. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Old Notes.

         TXU Corp. will be deemed to have accepted validly tendered Old Notes when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from TXU Corp.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of any of the conditions under "Conditions to the Exchange Offer" below, the tendered Old Notes will be returned, without expense, to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

         The exchange offer will expire at midnight, New York City time, on , unless extended. If extended, "expiration date" shall refer to the latest date and time to which the exchange offer is extended.

         TXU Corp. will notify the exchange agent of any extension of the current expiration date by oral, promptly confirmed in writing, or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after such expiration date.

         TXU Corp. reserves the right, in its reasonable discretion,

         o to delay accepting any Old Notes subsequent to the expiration date only if the delay is in anticipation of receiving any necessary governmental approvals, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under - "Conditions to the Exchange Offer" shall not have been satisfied, by giving oral notice, promptly confirmed in writing, or written notice of such delay, extension or termination to the exchange agent, or

         o    to amend the terms of this exchange offer in any manner.

         Any such delay, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If TXU Corp. amends this exchange offer in a manner that TXU Corp.

determines, in its reasonable discretion, constitutes a material change, TXU Corp. will promptly disclose the material change by means of a prospectus supplement. TXU Corp. will distribute the prospectus supplement to the registered holders of Old Notes, and will extend this exchange offer to the extent required by law.

         Without limiting the manner in which TXU Corp. may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, TXU Corp. will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

         Upon satisfaction or waiver of all the conditions to this exchange offer, TXU Corp. will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will promptly issue the New Notes after the expiration date. See - "Conditions to the Exchange Offer" below. For purposes of this exchange offer, TXU Corp. will be deemed to have accepted properly tendered Old Notes for exchange when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent.

         New Notes will only be issued after the exchange agent timely receives
(1) a properly completed and duly executed letter of transmittal, or facsimile thereof, or an agent's message (as hereinafter defined), and (2) all other required documents. TXU Corp. reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer; however, TXU Corp. will not waive any condition with respect to an individual holder unless TXU Corp. waives the condition for all holders.

         Old Notes that are not accepted for exchange and Old Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder promptly after the expiration or termination of this exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

         TXU Corp. may terminate this exchange offer before the expiration date, or before acceptance of the Old Notes with respect to any conditions relating to necessary governmental approvals. In the event TXU Corp. so terminates this exchange offer, TXU Corp. will not exchange any New Notes for any Old Notes, if:

         o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in TXU Corp.'s reasonable judgment, might materially impair its ability to proceed with this exchange offer; or

         o any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, that, in TXU Corp.'s reasonable judgment, might materially impair its ability to proceed with this exchange offer.

         If TXU Corp. determines in its reasonable discretion that any of the above conditions exist, TXU Corp. may:

         o refuse to accept any tendered Old Notes and promptly return all previously tendered Old Notes to the tendering holders;

         o extend this exchange offer and retain all Old Notes tendered prior to the expiration date, subject, however, to the rights of holders who tendered the Old Notes to withdraw their tendered Old Notes; or

         o waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes which have not been validly withdrawn. If the waiver constitutes a material change to this exchange offer, TXU Corp. will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and TXU Corp. will extend this exchange offer to the extent required by law.

         While TXU Corp. reserves the right to waive any defects or irregularities in the conditions to the exchange offer, TXU Corp. will not waive any condition with respect to an individual holder unless TXU Corp. waives the condition for all holders.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

         Registered holders of Old Notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in this exchange offer should follow the directions set forth below and in the letter of transmittal.

         All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to these beneficial owners.

     REGISTERED HOLDERS

         A registered holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent prior to the expiration date. In addition, certificates for the tendered Old Notes must be received by the exchange agent along with the letter of transmittal.

         The Old Notes will be properly tendered if the letter of transmittal and other required documents are received by the exchange agent at the address set forth below under - "Exchange Agent" prior to the expiration date.

         The tender by a holder that is not validly withdrawn prior to the expiration date will constitute an agreement between the holder and TXU Corp. in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO OLD NOTES, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO TXU CORP. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered

         o by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or

         o    for the account of an Eligible Institution (as defined below).

         In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act. In this prospectus, TXU Corp. refers to the institutions described in the preceding sentence as Eligible Institutions.

         If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed in the letter, the Old Notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as the registered holder's name appears on that registered holder's Old Notes.

         If a letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, that person or persons should so indicate when signing. Moreover, unless waived by TXU Corp., evidence satisfactory to TXU Corp. must be submitted with the letter of transmittal as to the authority of that person or persons to sign the letter of transmittal.

     DTC PARTICIPANTS

         Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer their Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. These deliveries must be accompanied by either

         o the letter of transmittal or facsimile thereof, with any required signature guarantees or

         o    an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under - "Exchange Agent" prior to the expiration date. The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

         The term "agent's message" means a message, electronically transmitted by DTC to, and received by, the exchange agent, and forming a part of the Book-Entry Confirmation, as defined in the letter of transmittal, which states that DTC has received an express acknowledgement from a holder of Old Notes stating that the holder has received and agrees to be bound by, and makes each of the representations and warranties contained in the letter of transmittal, and that the holder agrees that TXU Corp. may enforce the letter of transmittal against the holder.

     MISCELLANEOUS

         All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by TXU Corp. in its reasonable discretion, which determination will be final and binding. TXU Corp. reserves the absolute right to reject any and all Old Notes not properly tendered or any tendered Old Notes that TXU Corp.'s acceptance of which would, in the opinion of TXU Corp.'s counsel, be unlawful. TXU Corp.'s reasonable interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time that TXU Corp. shall reasonably determine. Although TXU Corp. intends to notify tendering holders of defects or irregularities with respect to their tenders of Old Notes, none of TXU Corp., the exchange agent, nor any other person shall incur any liability for failure to give this notification. Old Notes will not be deemed properly tendered until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered, and which have not been cured or waived, will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of this exchange offer.

         New Notes will be issued only after timely receipt by the exchange agent of (1) certificates for the Old Notes tendered for exchange or a timely Book-Entry Confirmation of the tendered Old Notes into the exchange agent's account at DTC, (2) a properly completed and duly executed letter of transmittal, or facsimile thereof, or agent's message in lieu thereof and (3) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to the tendering holder thereof, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or non-exchanged Old Notes will be credited to an account maintained with DTC, promptly after the expiration or termination of this exchange offer.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See the section of this prospectus titled PLAN OF DISTRIBUTION.

         TXU Corp. reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as set forth above under - "Conditions to the Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers could differ from the terms of this exchange offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

         Except as otherwise provided herein, tenders of Old Notes may be validly withdrawn at any time prior to midnight, New York City time, on the expiration date.

         To validly withdraw a tender of Old Notes in this exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to midnight, New York City time, on the expiration date. Any notice of withdrawal must

         o specify the name of the person having deposited the Old Notes to be withdrawn, which TXU Corp. refers to as the "Depositor,"

         o identify the Old Notes to be withdrawn, including the certificate number unless tendered by book-entry transfer,

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender, and

         o specify the name in which any Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

         All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by TXU Corp. in its reasonable discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been properly tendered for purposes of this exchange offer and will be returned to the holder thereof without cost to the holder promptly after withdrawal. Consequently, no New Notes will be issued with respect any Old Notes so withdrawn and determined not to have been properly tendered unless these Old Notes are properly retendered. Validly withdrawn Old Notes may be properly retendered by following one of the procedures described above under - "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

         The Bank of New York has been appointed as exchange agent of this exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

         The Bank of New York
         Corporate Trust Operations
         Reorganization Unit
         101 Barclay Street - 7 East
         New York, New York 10286
         Reference: TXU Corp.

         Attention:  Kin Lau

         By Telephone:  (212) 815-3750
         By Facsimile:  (212) 298-1915

FEES AND EXPENSES

         TXU Corp. will pay the expenses, if any, of soliciting tenders. TXU Corp. has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. TXU Corp., however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. TXU Corp. will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange for their customers.

         TXU Corp. will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to this exchange offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the related letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then the amount of any resulting transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of any applicable transfer tax, or of an applicable exemption, is not submitted with the letter of transmittal, the amount of any applicable transfer tax will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

         TXU Corp. will record the New Notes of each series at the same carrying value as the Old Notes of the respective series for which they are exchanged, which is the aggregate principal amount of tendered Old Notes, as reflected in TXU Corp.'s accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with this exchange offer. The cost of this exchange offer will be amortized over the term of the New Notes.

APPRAISAL OR DISSENTERS' RIGHTS

         Holders of the Old Notes will not have appraisal or dissenters' rights in connection with this exchange offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

         Similar to the Old Notes, an Indenture and an officer's certificate relating to each series of New Notes establish the terms of the New Notes. The New Notes are four separate series of debt securities that TXU Corp. may issue under a respective Indenture. The New Notes and all other debt securities issued under any Indenture are collectively referred to herein as Debt Securities. Each Indenture permits TXU Corp. to issue an unlimited amount of Debt Securities from time to time. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that TXU Corp. may from time to time, without the consent of the existing holders of the Notes of any series, issue additional Debt Securities having the same terms and conditions as the New Notes of any series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of New Notes.

         This section summarizes the material terms of the New Notes and the Indentures, as supplemented by the officer's certificates. This summary does not contain a complete description of the New Notes, the Indentures or the officer's certificates. You should read this summary together with the Indentures and officer's certificates for a complete understanding of all of the provisions and for the definitions of some terms used in this summary. Each Indenture and each officer's certificate is available upon request to TXU Corp. or the Trustee and has been filed with the SEC as an exhibit to the exchange offer registration statement of which this prospectus is a part. In addition, each Indenture is qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of that Act. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions. In this section, TXU Corp. includes references in parentheses to sections of the Indentures. Whenever TXU Corp. refers to particular sections or defined terms of the Indentures herein, those sections or defined terms are incorporated by reference herein.

         Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of the New Notes will generally have a position junior to the claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. The Indentures do not limit the aggregate amount of indebtedness that TXU Corp. or its subsidiaries may issue, nor do they limit the ability of TXU Corp. or its subsidiaries to grant a lien on any of their assets. Many of these subsidiaries have outstanding indebtedness and/or outstanding shares of preferred stock. The New Notes do not limit the amount of indebtedness or preferred stock issuable by TXU Corp.'s subsidiaries. The New Notes will be unsecured obligations of TXU Corp. and will rank on parity with TXU Corp.'s other unsecured and unsubordinated indebtedness. As of March 31, 2005, TXU Corp.'s consolidated subsidiaries had approximately $7,948 million of outstanding debt (including long-term debt due currently) and approximately $38 million of preferred securities. As of March 31, 2005, TXU Corp. had no outstanding secured debt.

         The Indentures do not contain provisions that afford holders of Notes protection in the event of a highly-leveraged transaction or other similar transaction involving TXU Corp. or its subsidiaries that may adversely affect the holders.

         The New Notes of each series will be identical in all material respects to the respective series of Old Notes, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes of each series will be of the same series as the respective series of Old Notes, and will be considered as a single class (along with any Remaining Old Notes of the respective series) for purposes of any acts of Holders, such as voting and consents, under the Indenture. To the extent any Old Notes are not exchanged for New Notes, those Remaining Old Notes will remain outstanding and will rank pari passu with the New Notes. Any Remaining Old Notes will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After this exchange offer, holders of the Remaining Old Notes will not have any further registration rights with respect to their Remaining Old Notes, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or (ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. After this exchange offer, holders of the Remaining Old Notes will not have any rights to additional interest on such notes.

         The New Notes of each series will be issued in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will initially be issued in book-entry form and will be represented by fully registered global certificates. The global certificates will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Purchases of beneficial interests in the global certificate will be made in book-entry form. Except under the limited circumstances described in this prospectus, purchasers of these beneficial interests will not receive certificates representing their beneficial interests in the New Notes. See - "Book-Entry" below.

         The New Notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

MATURITY AND INTEREST

         The New 2009 Notes will mature on November 15, 2009, the New 2014 Notes will mature on November 15, 2014, the New 2024 Notes will mature on November 15, 2024 and the New 2034 Notes will mature on November 15, 2034, unless earlier redeemed. Interest on the New Notes will:

         o be payable in U.S. dollars at the rate of 4.80% with respect to the New 2009 Notes, 5.55% with respect to the New 2014 Notes, 6.50% with respect to the New 2024 Notes and 6.55% with respect to the New 2034 Notes;

         o be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period;

         o be payable semi-annually in arrears on May 15 and November 15 of each year, and at maturity or earlier redemption; and

         o be paid to the persons in whose names the New Notes are registered at the close of business (i) on the business day prior to each interest payment date if the New Notes are in book-entry only form or (ii) on the 15th calendar day before each interest payment date for the New Notes if the New Notes are not in book-entry only form.

         No interest will be paid in connection with this exchange offer. The New Notes of each series will bear interest, at the applicable interest rate, from and including the last interest payment date on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on these Old Notes at the time of tender or exchange. Rather, interest will be paid on the exchanged New Notes on the first interest payment date after the expiration of the exchange offer.

         TXU Corp. shall not be required to make transfers or exchanges of the New Notes for a period of 15 calendar days next preceding an interest payment date.

OPTIONAL REDEMPTION

         TXU Corp. may redeem the New Notes of each series, in whole or in part, at its option, at any time and from time to time prior to their maturity. TXU Corp. will give notice of its intent to redeem the New Notes at least 30 and not more than 60 days prior to the redemption date. If TXU Corp. redeems all or any part of the New Notes of any series, it will pay a "make-whole" redemption price equal to the greater of:

         o    100% of the principal amount of the New Notes being redeemed, and

         o the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the New Notes of such series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points in the case of the New 2009 Notes, 30 basis points in the case of the New 2014 Notes, 35 basis points in the case of the New 2024 Notes or 35 basis points in the case of the New 2034 Notes;

plus, in each case, accrued and unpaid interest on those New Notes to the redemption date.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate Debt Securities of comparable maturity to the remaining term of the New Notes to be redeemed.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually determined by the Trustee for such redemption date.

         "H.15(519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

         "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

         "Reference Treasury Dealer" means Citigroup Global Markets Inc., and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), TXU Corp. shall substitute therefor another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

         If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

         Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Notes or portions thereof called for redemption.

PAYMENT AND PAYING AGENTS

         In the event that any payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled date. With respect to payments, a business day is a day, other than a Saturday, Sunday or a day on which banking institutions and trust companies are generally authorized or required to remain closed in the place of payment. The place of payment for the New Notes is The City of New York. Subject to any applicable laws and regulations and the provisions of the Indentures so long as the Notes remain in book-entry form, each such payment will be made as described under - "Book Entry" below.

         Interest on each New Note payable on any interest payment date will be paid to the person in whose name that New Note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Note, the defaulted interest may be paid to the holder of that New Note as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that New Note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

         The principal of, and premium, if any, and interest on the New Notes at maturity will be payable upon presentation of the New Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. TXU Corp. may change the place of payment on the New Notes, appoint one or more additional paying agents (including TXU Corp.) and remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

         The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (Indenture, Section 305.) TXU Corp. may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the New Notes. (Indenture, Section 602.) No service charge will be made for any registration of transfer or exchange of the New Notes. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. TXU Corp. will not be required to execute or to provide for the registration of transfer or the exchange of:

         o    any New Note during the 15 days before an interest payment date,

         o any New Note during the 15 days before giving any notice of redemption, or

         o any New Note selected for redemption except the unredeemed portion of any Note being redeemed in part.

         (Indenture, Section 305.)
DEFEASANCE

         TXU Corp. will be discharged from its obligations on the New Notes of a particular series if it irrevocably deposits with the Trustee or any paying agent, other than TXU Corp., sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of New Notes. (Indenture, Section 701.)

LIMITATION ON LIENS

         So long as any New Notes are outstanding, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding New Notes, and all other indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

         This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

         (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time the capital stock is acquired by TXU Corp. or within 270 days after that time to secure all or a portion of the purchase price for the capital stock;

         (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time the capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

         (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

                  (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

                  (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

                  (c) so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

         Notwithstanding the foregoing, TXU Corp. may, without securing the New Notes, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness that would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization, as defined below.

         For the purposes of this subsection - "Limitation on Liens," the following terms have the meanings given:

         "Assets," with respect to any entity, means the whole or any part of its business, property, assets, cash and receivables.

         "Consolidated Capitalization" means the sum of:

                  (i)   Consolidated Shareholders' Equity;

                  (ii) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

                  (iii) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

         "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

          "Consolidated Shareholders' Equity" means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with generally accepted accounting principles in the U.S., be classified on a balance sheet as liabilities, including without limitation:

                  (i) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

                  (ii)  deferred liabilities; and

                  (iii) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

         As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

         "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

         "Indebtedness" means:

                  (i) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

                  (ii) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

                  (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

         "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock, or its equivalent ownership interest, that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

(Indenture, Section 608.)

         The limitation on liens will not apply to any capital stock owned by subsidiaries of TXU Corp., except as discussed under - "Assignment of Obligations" below, or to any assets (other than capital stock) owned by TXU Corp. or any of its Subsidiaries.

ASSIGNMENT OF OBLIGATIONS

         TXU Corp. may assign its obligations under any series of New Notes and the related Indenture to a wholly-owned subsidiary, provided that no event of default under such Indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under such Indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the New Notes and under the related Indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the New Notes and the related Indenture. TXU Corp. must also deliver to the Trustee an opinion of counsel to the effect that holders of the New Notes, or portions of the principal amount thereof, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the assignment and assumption.

         If such an assignment is made:

          o TXU Corp. will be released and discharged from all its other obligations under the New Notes and the related Indenture;

          o any covenants made by TXU Corp. with respect to the Notes would become solely covenants of, and would relate only to, the assuming subsidiary; and

          o there would be no limitation on liens on the capital stock of any Subsidiary, as defined above under - "Limitations on Liens," that is owned by TXU Corp, but the limitation will apply to capital stock of any subsidiary owned by the assuming subsidiary.

CONSOLIDATION, MERGER AND SALE OF ASSETS


         Under the terms of the Indentures, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:

          o the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases TXU Corp.'s properties and assets substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all Debt Securities and under the Indentures;

          o immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; and

          o TXU Corp. shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the Indentures.

(Indenture, Section 1101.)

         The terms of the Indentures do not restrict

         o any consolidation or merger in which TXU Corp. is the surviving entity,

         o any conveyance, transfer or lease of any part of the properties of TXU Corp. which does not constitute conveyance, transfer or lease of its properties and assets substantially as an entirety; or

         o the approval or consent of TXU Corp. to any consolidation or merger of any direct or indirect subsidiary or affiliate of TXU Corp., or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

(Indenture, Section 1103.)

EVENTS OF DEFAULT

         "Event of default," when used in any Indenture with respect to a particular series of Debt Securities, including each series of the New Notes, means any of the following:

         o failure to pay interest on any Debt Security of that series for 30 days after it is due;

         o failure to pay the principal of or any premium on any Debt Security of that series when due;

         o failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after TXU Corp. receives written notice from the Trustee, or TXU Corp. and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities of that series; or

         o events of bankruptcy, insolvency or reorganization of TXU Corp. (but not of any subsidiary of TXU Corp.) specified in the Indenture.

(Indenture, Section 801.)

         An event of default for a particular series of Debt Securities does not necessarily constitute an event of default for the New Notes or any other series of Debt Securities issued under the Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

         If an event of default under an Indenture for Debt Securities of a particular series, including each series of the New Notes, occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of all the Debt Securities of that series may declare the entire principal amount of all the Debt Securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding Debt Securities under an Indenture, only the Trustee or holders of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

         At any time after a declaration of acceleration with respect to the Debt Securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

         o TXU Corp. has paid or deposited with the Trustee a sum sufficient to pay:

              (1) all overdue interest on all Debt Securities of that series;

              (2) the principal of and premium, if any, on any Debt Securities of that series that have otherwise become due and interest that is currently due;

              (3) interest on overdue interest; and

              (4) all amounts due to the Trustee under the relevant Indenture;
                  and

         o any other event of default under the Indenture with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp. (Indenture, Section 802.)

         Other than its duties in case of an event of default under an Indenture, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default under the Indenture relates to more than one series of Debt Securities, only the holders of a majority in aggregate principal amount of all affected series of Debt Securities, considered as one class, will have the right to give this direction. The Trustee is not obligated to comply with directions that conflict with law or other provisions of an Indenture. (Indenture, Section 812.)

         No holder of Debt Securities of any series will have any right to institute any proceeding under an Indenture, or any remedy under an Indenture, unless:

         o the holder has previously given to the Trustee written notice of a continuing event of default under that Indenture;

         o the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under that Indenture has occurred and is continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

         o the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under that Indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.)

         However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal of or premium, if any, or interest on the Debt Security on or after the applicable due date.
(Indenture, Section 808.)

         TXU Corp. will provide to the Trustee an annual statement by an appropriate officer as to its compliance with all conditions and covenants under the Indentures. (Indenture, Section 606.)

MODIFICATION AND WAIVER

         Without the consent of any holder of Debt Securities, including any holder of the New Notes, TXU Corp. and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

         o to evidence the assumption by any permitted successor of the covenants of TXU Corp. in an Indenture and in any Debt Securities;

         o to add additional covenants of TXU Corp. or to surrender any right or power conferred upon TXU Corp. under an Indenture;

         o    to add additional events of default under an Indenture;

         o to change or eliminate or add any provision to an Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of Debt Securities of any series in any material respect, it will become effective only:

              (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the relevant Indenture; or

              (2) when no Debt Securities of the affected series remain
                  outstanding under the relevant Indenture;

         o to provide collateral security for all but not part of the Debt Securities;

         o to establish the form or terms of Debt Securities of any other series as permitted by an Indenture;

         o to provide for the authentication and delivery of bearer securities with or without coupons;

         o to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

         o to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

         o to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

         o    to cure any ambiguity or inconsistency; or

         o to make any other changes to or add provisions with respect to matters and questions arising under an Indenture, provided that the action will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

(Indenture, Section 1201.)

         The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding to which certain restrictive provisions contained or provided for in an Indenture apply, considered as one class, may waive compliance by TXU Corp. with such provisions. (Indenture,

Section 607.) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under an Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series affected. (Indenture, Section 813.)

         If the Trust Indenture Act is amended after the date of an Indenture in such a way as to require changes to that Indenture, that Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

         The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to an Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Debt Security of each series so directly affected:

         o change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

         o reduce the percentage in principal amount of the outstanding Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of an Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

         o modify some of the provisions of an Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series.

(Indenture, Section 1202.)

         A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under an Indenture of the holders of the Debt Securities of any other series. (Indenture, Section 1202.)

         The Indenture provides that Debt Securities owned by TXU Corp. or anyone else required to make payment on the Debt Securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

         TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding New Notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

         The Trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and TXU Corp. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the relevant Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with such Indenture. (Indenture, Section 910.)

NOTICES

         Notices to holders of the New Notes of each series will be given by mail to the addresses of such holders as they may appear in the security register for the New Notes of that series. (Indenture, Section 106.)

TITLE

         TXU Corp., the Trustee, and any agent of TXU Corp. or of the Trustee, may treat the person in whose name any New Note is registered as the absolute owner of that New Note, whether or not such New Note may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.
(Indenture, Section 308.)

GOVERNING LAW

         The Indentures and the New Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

         The Trustee under each Indenture will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

BOOK-ENTRY

         The certificates representing the New Notes of each series will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its nominee will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such global certificate for all purposes under the Indentures and the New Notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indentures.

         Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither TXU Corp., the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. TXU Corp. also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated New Note for any reason, including to sell New Notes to persons in jurisdictions which require such delivery of such New Notes or to pledge such New Notes, such holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures and the procedures set forth in the Indentures.

         DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC will exchange a global certificate for certificated New Notes, which it will distribute to its participants.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither TXU Corp. nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by TXU Corp. within 90 days, TXU Corp. will issue certificated New Notes in exchange for a global certificate.

         TXU Corp. will make all payments of principal and interest in immediately available funds.

         Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the New Notes that are not certificated New Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

         The information in this subsection, - "Book-Entry," concerning DTC and DTC's book-entry system has been obtained from information provided by DTC.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes the material United States federal income tax consequences of exchanging Old Notes for New Notes and of the ownership and disposition of the New Notes as of the date of this prospectus. Thelen Reid & Priest LLP, TXU Corp.'s counsel, is of the opinion that, insofar as it relates to matters of law or legal conclusions, the following summary is accurate in all material respects. Except where noted, it deals only with New Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding New Notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Old Notes other than pursuant to their initial issuance and distribution, and who acquire New Notes other than in this exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

         The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date of this prospectus, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

         PROSPECTIVE HOLDERS OF NEW NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

         As used in this discussion, a "United States Holder" means a beneficial owner of an Old Note or a New Note that is a citizen or resident of the United States, a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds an Old Note or a New Note, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any such partner should consult its tax advisor as to the tax consequences. As used in this discussion, the term "Non-United States Holder" means a beneficial owner of an Old Note or a New Note that is not a United States Holder.

EXCHANGE OF OLD NOTES FOR NEW NOTES

         An exchange of Old Notes for New Notes in this exchange offer will not constitute a taxable exchange of the notes for United States federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Old Notes for New Notes, and the holder will have the same tax basis and holding period in the holder's New Notes as the holder had in the Old Notes immediately before the exchange.

UNITED STATES HOLDERS

     PAYMENTS OF INTEREST

         Stated interest on a New Note will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

     SALE, EXCHANGE AND RETIREMENT OF THE NEW NOTES

         Upon the sale, exchange or retirement of New Notes, including a deemed disposition for United States federal income tax purposes, a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the New Notes. The holder's adjusted tax basis in the New Notes will be, in general, its initial purchase price for the Old Notes it is exchanging. The gain or loss upon the sale, exchange or retirement of the New Notes will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the New Notes are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Under current law, long term capital gain of a non-corporate United States Holder is generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. A United States Holder who sells the New Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

NON-UNITED STATES HOLDERS

     NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest
         --------------------

         Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the New Notes if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder or a financial institution acting on behalf of the holder must file a statement with TXU Corp. or TXU Corp.'s paying agent confirming that the holder is the beneficial owner of the New Notes and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the New Notes on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if TXU Corp. has actual knowledge or reason to know that the beneficial owner of the New Notes is a United States Holder, TXU Corp. must disregard any certificate or statement to the contrary and withhold federal income tax.

         The exemption described above is not available to a Non-United States Holder that (a) fails to provide the documentation required by the above paragraph, (b) owns 10% or more of TXU Corp.'s stock, either actually or by application of constructive ownership rules, or (c) is a controlled foreign corporation related to TXU Corp. through stock ownership. TXU Corp. will withhold federal income tax at the rate of 30% or lower treaty rate, if applicable, in the case of interest payments to holders described in this paragraph.

         Sale, Exchange and Retirement of the New Notes
         ----------------------------------------------

         A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a New Note, including a deemed disposition for United States federal income tax purposes, unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the New Note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the New Note will be treated in the same manner as payments of interest on the New Note made to the Non-United States Holder, as described above.

     NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

         Payments of Interest
         --------------------

         Interest paid on a New Note that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits, which may include effectively connected interest received on the New Notes, that are not currently distributed may also be subject to the United States federal branch profits tax at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. TXU Corp. will not withhold United States federal income tax on interest paid on a New Note to a Non-United States Holder if the holder furnishes TXU Corp. with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

         Sale, Exchange or Retirement of the New Notes
         ---------------------------------------------

         Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a New Note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of New Notes are subject to information reporting unless the holder establishes an exemption.

         Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the New Notes may be subject to "backup withholding" tax at the applicable rate if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return.

         Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

         Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the New Notes unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

         In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the New Notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of New Notes to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         As discussed in the section of this prospectus titled THE EXCHANGE OFFER, based on an interpretation of the staff of the SEC, TXU Corp. believes that the New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such New Notes, other than any such holder which is an "affiliate" of TXU Corp. within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders that are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of that holder's New Notes.

         Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where those Old Notes were acquired as a result of market-making activities or other trading activities. TXU Corp. has agreed that, for a period of 90 days after the consummation of this exchange offer, TXU Corp. will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         TXU Corp. will not receive any proceeds from any sale of New Notes by broker-dealers.

         New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker-dealer that participated in a distribution of any such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the consummation of this exchange offer, TXU Corp. will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. TXU Corp. has agreed with the initial purchasers of the Old Notes to pay expenses incident to this exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Old Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

         By acceptance of this exchange offer, each broker-dealer that receives New Notes for its own account pursuant to this exchange offer agrees that, upon receipt of notice from TXU Corp. of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in this prospectus in order to make the statements therein not misleading, which notice TXU Corp. agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of this prospectus until TXU Corp. has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

         The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from TXU Corp.

                                     EXPERTS

         The consolidated financial statements of TXU Corp. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated herein by reference from TXU Corp.'s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report on the consolidated financial statements dated March 16, 2005, except for Note 21, as to which the date is June 8, 2005, (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) and the rescission of Emerging Issues Task Force Issue No. 98-10 as described in Note 3 of the Notes to the Financial Statements and the restatement of the statements of cash flows for the three years in the period ended December 31, 2004), and as stated in their report on management's report on the effectiveness of internal control over financial reporting dated March 16, 2005, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Pinnacle One Partners, L.P. and subsidiaries as of and for the years ended December 31, 2002 and 2001, incorporated herein by reference from TXU Corp.'s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 21, 2003, except for Note 14 as to which the date is March 11, 2004, (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 1 of the Notes to the Financial Statements) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 ("Quarterly Report"), which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Quarterly Report, and incorporated herein by reference, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                            VALIDITY OF THE NEW NOTES

         Safal K. Joshi, Vice President and Associate General Counsel, TXU Business Services Company, Dallas, Texas will pass upon the validity and enforceability of the New Notes for TXU Corp. At June 7, 2005, the fair market value of securities of TXU Corp. owned by Mr. Joshi was approximately $37,000. In addition, Mr. Joshi has received grants of performance-based restricted units under TXU Corp.'s Long-Term Incentive Compensation Plan in the aggregate amount of 30,000 units, none of which have vested as of June 13, 2005.

                                    TXU CORP.

                                OFFER TO EXCHANGE

           $1,000,000,000                           $1,000,000,000
4.80% EXCHANGE SERIES O SENIOR NOTES        5.55% EXCHANGE SERIES P SENIOR NOTES
      DUE 2009 FOR ANY AND ALL                    DUE 2014 FOR ANY AND ALL
4.80% SERIES O SENIOR NOTES DUE 2009        5.55% SERIES P SENIOR NOTES DUE 2014


           $750,000,000                             $750,000,000
6.50% EXCHANGE SERIES Q SENIOR NOTES        6.55% EXCHANGE SERIES R SENIOR NOTES
      DUE 2024 FOR ANY AND ALL                     DUE 2034 FOR ANY AND ALL
6.50% SERIES Q SENIOR NOTES DUE 2024        6.55% SERIES R SENIOR NOTES DUE 2034



         Until       , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Article IX of the Restated Articles of Incorporation of TXU Corp. provides as follows:

                  The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

                  No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

                  The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

         Article 2.02-1 of the Texas Business Corporation Act permits TXU Corp., in certain circumstances, to indemnify any present or former director, officer, employee or agent of TXU Corp. against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of TXU Corp.

         Article X of the Restated Articles of Incorporation of TXU Corp. provides as follows:

                  A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

                           (a) a breach of the director's duty of loyalty to the
                  Corporation or its shareholders;

                           (b) an act or omission not in good faith that
                  constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

                           (c) a transaction from which the director received an
                  improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

                           (d) an act or omission for which the liability of the
                  director is expressly provided for by an applicable statute.

                  If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

         Section 23 of the Restated Bylaws of TXU Corp. provides as follows:

                  Section 23. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 23 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

         TXU Corp. has entered into agreements with its directors which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

         TXU Corp. has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of TXU Corp. also have insurance which insures them against certain other liabilities and expenses.

ITEM 21. EXHIBITS

         The list of exhibits under the heading INDEX TO EXHIBITS on page II-7 of this registration statement is incorporated in this Item 21 by reference.

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                POWER OF ATTORNEY

         Each director and/or officer of TXU Corp. whose signature appears below hereby appoints the Agent(s) for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the SEC, any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas on June 14, 2005.

                                     TXU CORP.

                                     By:/s/C. John Wilder
                                        ----------------------------------------
                                        (C. John Wilder, Chairman, President
                                         and CEO)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                                  Title                    Date
     ---------                                  -----                    ----

      /s/C. John Wilder                 Principal Executive        June 14, 2005
-------------------------------         Officer and Director
   (C. John Wilder, Chairman,
       President and CEO)


      /s/Kirk R. Oliver                 Principal Financial        June 14, 2005
-------------------------------         Officer
(Kirk R. Oliver, Executive Vice
 President and Chief Financial
         Officer)


   /s/Stanley J. Szlauderbach           Principal Accounting       June 14, 2005
-------------------------------         Officer
(Stanley J. Szlauderbach, Senior
 Vice President and Controller)


      /s/Derek C. Bonham
-------------------------------         Director                   June 14, 2005
       (Derek C. Bonham)


      /s/E. Gail de Planque             Director                   June 14, 2005
-------------------------------
       (E. Gail de Planque)


      /s/William M. Griffin             Director                   June 14, 2005
-------------------------------
        (William M. Griffin)


      /s/Kerney Laday                   Director                   June 14, 2005
-------------------------------
       (Kerney Laday)


      /s/Jack E. Little                 Director                   June 14, 2005
-------------------------------
      (Jack E. Little)


      /s/Erle Nye                       Director                   June 14, 2005
-------------------------------
      (Erle Nye)


      /s/J.E. Oesterreicher             Director                   June 14, 2005
-------------------------------
       (J.E. Oesterreicher)


      /s/Michael W. Ranger              Director                   June 14, 2005
-------------------------------
      (Michael W. Ranger)

    /s/Herbert H. Richardson            Director                   June 14, 2005
-------------------------------
     (Herbert H. Richardson)

                                INDEX TO EXHIBITS

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


(2)        PLANS OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
           SUCCESSION.

2(a)       1-12833                 2       --      Master Separation Agreement by and among TXU Electric Delivery
           Form 8-K                                Company, TXU Generation Holdings Company LLC, TXU Merger Energy
           (January 16,                            Trading Company LP, TXU SESCO Company, TXU SESCO Energy
           2002)                                   Services Company, TXU Energy Retail Company LP and TXU Electric
                                                   Company, dated as of December 14,2001.

3(i)       ARTICLES OF INCORPORATION.
3(a)       333-37652               4(a)    --      Restated Articles of Incorporation, dated May 25, 1999, as
           Form S-3                                amended on June 14, 1999, and May 15, 2000
           (May 23, 2003)



3(b)       1-12833                 1       --      Rights Agreement, dated as of February 19, 1999, between TXU
           Form 8-A                                Corp. and The Bank of New York, which includes as Exhibit A
           (filed February 26,                     thereto the form of Statement of Resolution Establishing the
           1999)                                   Series A Preference form of Statement of Resolution
                                                   Establishing the Series A Preference Stock, Exhibit B Right
                                                   Certificate and Exhibit C thereto the Summary of Rights to
                                                   Purchase Series A Preference Stock.

3(c)       1-12833                 3(b)    --      Statement of Resolution establishing Flexible Money Market
           Form 10-Q                               Cumulative Preference Stock, Series B of TXU Corp. dated as of
           (Quarter ended                          June 16, 2000.
           June 30, 2000)
           (filed August 10,
           2000)

3(ii)      BY-LAWS.

3(d)       1-12833                  3.1    --      Restated Bylaws.
           Form 8-K
           (filed May 23,
           2005)

(4)        INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
           INDENTURES.

           TXU CORP.

4(a)       1-12833                 4(ff)   --      Indenture, dated as of January 1, 1998, relating to TXU Corp.'s
           Form 10-K                               6.375% Series C Exchange Notes.
           (Year ended 1997)
           (filed March 27,
           1998)

4(b)       1-12833                 4(hh)   --      Officer's Certificate establishing the terms of TXU Corp.'s
           Form 10-K                               Series C Exchange Notes.
           (Year ended 1997)
           (filed March 27,
           1998)

4(c)       1-12833                 4(b)    --      Indenture (For Unsecured Debt Securities Series J), dated as of June 1,
           Form 10-Q (Quarter                      2001 between TXU Corp. and The Bank of New York, as Trustee.
           ended June 30, 2001)
           (filed August 10,
           2001)


                                                       II-7

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


4(d)       1-12833                 4(c)    --      Officer's Certificate dated June 15, 2001 establishing the
           Form 10-Q (Quarter                      terms of TXU Corp.'s 6.375% Series J Senior Notes due June
           ended June 30, 2001)                    15, 2006.
           (filed August 10,
           2001)
4(e)       1-12833                 4(b)    --      Indenture (For Unsecured Debt Securities Series K and L),
           Form 10-Q (Quarter                      dated as of October 1, 2001, between TXU Corp. and The Bank
           ended September 30,                     of New York.
           2001) (filed
           November 13, 2001)

4(f)       1-12833                 4(c)    --      Officer's Certificate, dated October 16, 2001, establishing
           Form 10-Q (Quarter                      the terms of TXU Corp.'s Series K Senior Notes and Series L
           ended September 30,                     Senior Notes.
           2001) (filed
           November 13, 2001)

4(g)       1-12833                 4(d)    --      Purchase Contract Agreement, dated as of October 1, 2001,
           Form 10-Q (Quarter                      between TXU Corp. and The Bank of New York with respect to
           ended September 30,                     TXU's issuance of Equity Units.
           2001) (filed
           November 13, 2001)

4(h)       1-12833                 4(e)    --      Pledge Agreement, dated as of October 1, 2001, among TXU
           Form 10-Q (Quarter                      Corp., The Chase Manhattan Bank and The Bank of New York
           ended September 30,                     with respect to the Equity Units.
           2001) (filed
           November 13, 2001)

4(i)       1-12833                 4(a)    --      Indenture (For Unsecured Debt Securities Series M), dated
           Form 10-Q                               as of June 1, 2002, between TXU Corp. and The Bank of New
           (Quarter ended June                     York.
           30, 2002) (filed
           August 14, 2002)

4(j)       1-12833                 4(b)    --      Officers' Certificate, dated June 5, 2002, establishing the
           Form 10-Q                               terms of TXU Corp.'s Series M Senior Notes.
           (Quarter ended June
           30, 2002) (filed
           August 14, 2002)

4(k)       1-12833                 4(c)    --      Purchase Contract Agreement, dated as of June 1, 2002,
           Form 10-Q                               between TXU Corp. and The Bank of New York, as Purchase
           (Quarter ended June                     Contract Agent and Trustee with respect to TXU Corp.'s
           30, 2002) (filed                        issuance of Equity Units.
           August 14, 2002)

4(l)       1-12833                 4(d)    --      Pledge Agreement, dated as of June 1, 2002, among TXU
           Form 10-Q                               Corp., JPMorgan Chase Bank, as Collateral Agent, Custodial
           (Quarter ended June                     Agent and Securities Intermediary, and The Bank of New
           30, 2002) (filed                        York, as Purchase Contract Agent, with respect to Equity
           August 14, 2002)                        Units.

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


4(m)       333-110125              4(g)    --      Indenture (For Unsecured Debt Securities Series N), dated
           Form S-3 (filed                         as of July 1, 2003, between TXU Corp. and The Bank of New
           October 31, 2003)                       York, as trustee.

4(n)       333-110125              4(h)    --      Officer's Certificate, dated July 15, 2003 establishing the
           Form S-3 (filed                         terms of the Floating Rate Convertible Senior Notes due
           October 31, 2003)                       2033.

4(o)       1-12833                 4(o)    --      Indenture (For Unsecured Debt Securities Series O), dated
           Form 10-K                               as of November 1, 2004, between TXU Corp. and The Bank of
           (Year ended 2004)                       New York. TXU Corp.'s Indentures for its Series P, Q and R
           (filed March 16,                        Senior Notes are not being filed as they are substantially
           2005)                                   similar to this Indenture.

4(p)       1-12833                 4(p)    --      Officers' Certificate, dated November 26, 2004, establishing
           Form 10-K                               the terms of TXU Corp.'s 4.80% Series O Senior Notes due
           (Year ended 2004)                       November 15, 2009.
           (filed March 16,
           2005)

4(q)       1-12833                 4(q)    --      Officers' Certificate, dated November 26, 2004,
           Form 10-K                               establishing the terms of TXU Corp.'s 5.55% Series P Senior
           (Year ended 2004)                       Notes due November 15, 2014.
           (filed March 16,
           2005)

4(r)       1-12833                 4(r)    --      Officers' Certificate, dated November 26, 2004,
           Form 10-K                               establishing the terms of TXU Corp.'s 6.50% Series Q Senior
           (Year ended 2004)                       Notes due November 15, 2024.
           (filed March 16,
           2005)

4(s)       1-12833                 4(s)    --      Officers' Certificate, dated November 26, 2004,
           Form 10-K                               establishing the terms of TXU Corp.'s 6.55% Series R Senior
           (Year ended 2004)                       Notes due November 15, 2034.
           (filed March 16,
           2005)

4(t)       1-12833                 4(t)    --      Registration Rights Agreement, dated November 26, 2004,
           Form 10-K                               related to TXU Corp.'s Series O, P, Q and R Senior Notes.
           (Year ended 2004)
           (filed March 16,
           2005)
4(u)                                               Form of New Exchange Series O Senior Note

4(v)                                               Form of New Exchange Series P Senior Note

4(w)                                               Form of New Exchange Series Q Senior Note

4(x)                                               Form of New Exchange Series R Senior Note

           TXU ELECTRIC DELIVERY COMPANY

4(y)       2-90185                 4(a)    --      Mortgage and Deed of Trust, dated as of December 1, 1983,
           Form S-3 (filed                         between TXU Electric Delivery Company and The Bank of New
           March 27, 1984)                         York, as Trustee.

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


4(z)                                       --      Supplemental Indentures to Mortgage and Deed of Trust:

                                                                NUMBER                       DATED AS OF
                                                                ------                       -----------
           2-90185                 4(b)            First                          April 1, 1984
           Form S-3 (filed
           March 27, 1984)

           33-24089                4(a)-1          Fifteenth                      July 1, 1987
           Form S-3 (filed
           August 30, 1988)

           33-30141                4(a)-3          Twenty-second                  January 1, 1989
           Form S-3 (filed July
           26, 1989)

           33-39493                4(a)-2          Twenty-eighth                  October 1, 1990
           Form S-3 (filed
           March 19, 1991)

           33-57576                4(a)-3          Fortieth                       November 1, 1992
           Form S-3 (filed
           January 29, 1993)

           33-60528                4(a)-1          Forty-second                   March 1, 1993
           Form S-3 (filed
           April 2, 1993)

           1-12833                 4(2)(1)         Sixty-third                    January 1, 2002
           Form 10-K
           (2001) (filed March
           14, 2002)

           1-12833                 4               Sixty-fourth                   May 1, 2002
           Form 10-Q
           (Quarter ended March
           31, 2002) (filed May
           15, 2002)

           333-100240              4(f)(2)         Sixty-fifth                    December 1, 2002
           Form S-4 (filed
           January 6, 2003)

4(aa)      333-100240              4(a)    --      Indenture and Deed of Trust, dated as of May 1, 2002,
           Form S-4                                between TXU Electric Delivery Company and The Bank of New
           (filed October 2,                       York, as Trustee.
           2002)
4(bb)      333-100240              4(b)    --     Officer's Certificate, dated May 6, 2002, establishing the
           Form S-4                                terms of TXU Electric Delivery Company's 6.375% Senior
           (filed October 2,                       Secured Notes due 2012 and 7.000% Senior Secured Notes due
           2002)                                   2032.

4(cc)      333-106894              4(c)    --      Officer's Certificate, dated December 20, 2002,
           Form S-4                                establishing the terms of TXU Electric Delivery Company's
           (filed July 9, 2003)                    6.375% Senior Secured Notes due 2015 and 7.250% Senior
                                                   Secured Notes due 2033.

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


4(dd)      333-100242              4(a)     --     Indenture (for Unsecured Debt Securities), dated as of
           Form S-4                                August 1, 2002, between TXU Electric Delivery Company and
           (filed October 2,                       The Bank of New York, as Trustee.
           2002)

4(ee)      333-100242              4(b)     --     Officer's Certificate, dated August 30, 2002, establishing
           Form S-4                                the terms of TXU Electric Delivery Company's 5% Debentures
           (filed October 2,                       due 2007 and 7% Debentures due 2022.
           2002)


           TXU ENERGY COMPANY LLC.

4(ff)      333-108876              4(a)     --     Indenture (For Unsecured Debt Securities), dated as of
           Form S-4                                March 1, 2003, between TXU Energy Company LLC and The Bank
           (filed September 17,                    of New York.
           2003)

4(gg)      333-108876              4(b)     --     Officer's Certificate, dated March 11, 2003, establishing
           Form S-4                                the terms of TXU Energy Company's 6.125% Senior Notes due
           (filed September 17,                    2008 and 7.000% Senior Notes due 2013.
           2003)

4(hh)      333-122980              4(a)    --      Officer's Certificate, dated July 14, 2004, establishing
           Form S-4                                the terms of TXU Energy Company's Floating Rate Senior
           (filed February 24,                     Notes.
           2004)

(5)        OPINION RE: LEGALITY.
 5                                         --      Opinion of Safal K. Joshi.
(8)        OPINION RE: TAX MATTERS.
8                                          --      Opinion of Thelen Reid & Priest LLP.

(10)       MATERIAL CONTRACTS.

                    MANAGEMENT CONTRACTS.

10(a)      1-12833                 10(j)   --      Employment Agreement, dated February 21, 2004, by and
           Form 10-K                               between C. John Wilder and TXU Corp.
           (Year ended 2003)
           (filed March 15,
           2004)

10(b)      1-12833                 10(j)   --      Employment Agreement, dated June 1, 2002, by and  between
           Form 10-K                               Erle Nye and  TXU Corp.
           (Year ended 2002)
           (filed March 12,
           2003)

10(c)      1-12833                 10.1    --      Addendum to Employment Agreement, effective June 1, 2005,
           Form 8-K (filed June                    by and between TXU Corp. and Erle Nye.
           2, 2005)

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


10(d)      1-12833                 10(c)   --      Employment Agreement dated July 1, 2000, by and between Tom
           Form 10-K                               Baker and TXU Corp.
           (Year ended 2004)
           (filed March 16,
           2005)

10(e)      1-12833                 10(d)   --      Amendment to Employment Agreement dated May 11, 2001, by
           Form 10-K                               and between Tom Baker and TXU Corp.
           (Year ended 2004)
           (filed March 16,
           2005)

10(f)      1-12833                 10(i)   --      Amendment to Employment Agreement, dated February 28, 2003,
           Form 10-K by                            and between Tom Baker and TXU Corp.
           (Year ended 2003)
           (filed March 15,
           2004)

10(g)      1-12833                 10(f)   --      Employment Agreement dated July 1, 2000, by and between
           Form 10-K                               Mike Greene and TXU Corp.
           (Year ended 2004)
           (filed March 16,
           2005)

10(h)      1-12833                10(g)    --      Amendment to Employment Agreement dated May 11, 2001, by
           Form 10-K                               and between Mike Greene and TXU Corp.
           (Year ended 2004)
           (filed March 16,
           2005)

10(i)      1-12833                 10(h)   --      Amendment to Employment Agreement dated February 28, 2003,
           Form 10-K by                            and between Mike Greene and TXU Corp.
           (Year ended 2004)
           (filed March 16,
           2005)

10(j)      1-12833                 10(j)   --    Employment Agreement dated September 1, 1998, by and
           Form 10-K                                 between Kirk Oliver and TXU Business Services Company (as
           (Year ended 2004)                         successor in interest to Texas Utilities Services Inc.).
           (filed March 16,
           2005)

10(k)      1-12833                 10(k)   --    Amendment to Employment Agreement dated March 28, 2003, by
           Form 10-K                                 and between Kirk Oliver and TXU Business Services Company
           (Year ended 2004)
           (filed March 16,
           2005)

10(l)      1-12833                 10(l)   --    Employment Agreement, dated May 14, 2004, by and between
           Form 10-K                                 David Campbell and TXU Corp.
           (Year ended 2004)
           (filed March 16,
           2005)

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


10(m)      1-12833                 10(m)   --      Employment Arrangement between Paul O'Malley and TXU Corp.
           Form 10-K
           (Year ended 2004)
           (filed March 16,
           2005)

10(n)      1-12833                 10.8    --      Summary of Employment Arrangment between Eric H. Peterson
           Form 8-K                                and TXU Corp.
           (filed May 23, 2005)

                    BENEFIT PLANS.

10(o)      1-12833                 10(n)   --      TXU Corp. Director Compensation Arrangements
           Form 10-K
           (Year ended 2004)
           (filed March 16,
           2005)

10(p)      1-12833                 10(o)   --      TXU Deferred Compensation Plan for Outside Directors, as
           Form 10-K                               amended and restated, effective February 18, 2005.
           (Year ended 2004)
           (filed March 16,
           2005)

10(q)      1-12833                 10(a)   --      TXU Deferred and Incentive Compensation Plan, as amended
           Form 10-K                               and restated, effective August 17, 2001.
           (Year ended 2001)
           (filed March 14,
           2002)

10(r)      1-12833                 10(b)   --      TXU Salary Deferral Program, as amended and restated,
           Form 10-K                               effective August 17, 2001.
           (Year ended 2001)
           (filed March 14,
           2002)

10(s)      1-12833                 10(e)   --      TXU Long-Term Incentive Compensation Plan, as amended and
           Form 10-K                               restated, effective May 10, 2002 ("LTICP").
           (2002) (filed
           March 12, 2003)

10(t)      1-12833                 10.1.1  --      Form of Performance Unit Award Agreement, by and between
           Form 8-K (filed                         TXU Corp. and LTICP Participant ("Unit Award Agreement").
           January 6, 2005)

10(u)      1-12833                 10.1.2  --      Form of Amendment to Unit Award Agreement, dated December
           Form 8-K (filed                         31, 2004, by and between TXU Corp. and LTICP Participant.
           January 6, 2005)

10(v)      1-12833                 10.1.3  --      Form of Addendum to Unit Award Agreement, by and between
           Form 8-K (filed                         TXU Corp. and LTICP Participant.
           January 6, 2005)

10(w)      1-12833                 10.2    --      Form of Restricted Stock Award Agreement, by and between
           Form 8-K (filed                         TXU Corp. and LTICP Participant (Performance-Based).
           January 6, 2005)

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


10(x)      1-12833                10.3     --      Form of Restricted Stock Award Agreement, by and between
           Form 8-K (filed                         TXU Corp. and LTICP Participant (Chairman Agreement).
           January 6, 2005)

10(y)      1-12833                 10(q)   --      TXU Split Dollar Life Insurance Program, as amended and
           Form 10-K                               restated, effective as of December 31, 2003.
           (Year ended 2003)
           (filed March 15,
           2004)

10(z)      1-12833                 10.4    --      Performance Unit Award Agreement, by and between TXU Corp.
           Form 8-K                                and C. John Wilder.
           (filed May 23, 2005)

10(aa)     1-12833                 10.5    --      TXU Executive Annual Incentive Plan.
           Form 8-K
           (filed May 23, 2005)

10(bb)     1-12833                 10(c)   --      TXU Second Supplemental Retirement Plan, as amended and
           Form 10-K                               restated, effective August 17, 2001.
           (2001) (filed March
           14, 2002)

10(cc)     1-12833                 10(bb)  --      TXU Deferred Compensation Plan for Directors of
           Form 10-K                                 Subsidiaries, as amended and restated, effective February
           (Year ended 2004)                         19, 2005.
           (filed March 16,
           2005)

10(dd)     1-12833                 10.1    --      Form of Performance Unit Award Agreement, by and between
           Form 8-K                                  TXU Corp. and Participant.
           (filed May 23, 2005)

10(ee)     1-12833                 10.2    --      Form of Performance Unit Award Agreement, by and between
           Form 8-K                                TXU Corp. and Participant.
           (filed May 23, 2005)

10(ff)     1-12833                 10.3    --      2005 TXU Corp. Omnibus Incentive Plan.
           Form 8-K
           (filed May 23, 2005)

10(gg)     1-12833                 10.6    --      TXU Corp. Executive Change in Control Policy.
           Form 8-K
           (filed May 23, 2005)

10(hh)     1-12833                 10.7    --      TXU Corp. 2005 Executive Severance Plan.

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


                    CREDIT AGREEMENTS.

10(ii)     1-12833                 10      --      $3.5 billion Amended and Restated Credit Agreement, dated
           Form 8-K                                March 31, 2005, by and among TXU Electric Delivery, TXU
           (filed April 1,                         Energy Holdings, JPMorgan Chase Bank, N.A., Citibank, N.A.,
           2005)                                   Wachovia Bank, National Association, Bank of America, N.A.,
                                                   Calyon New York Branch and certain other lenders party thereto

10(jj)     1-12833                10(c)    --      Credit Agreement, dated as of November 4, 2005, between TXU
           Form 10-Q                               Energy Company LLC and Wachovia Bank, National Association.
            (Quarter ended
           September 31, 2004)
           (filed November 5,
           2004)

                    OTHER MATERIAL CONTRACTS.

10(kk)     1-12833                 10(e)   --      Purchase Agreement dated April 23, 2004 between the
           Form 10-Q                               entities listed on Schedule A to the agreement and TXU
           (Quarter ended June                     Corp. (related to the purchase of TXU Energy Company's
           30, 2004)                               Class B Preferred Membership Interests).
           (filed August 6,
           2004)

10(ll)     1-12833                 10(f)   --      Purchase Agreement dated April 26, 2004 between the
           Form 10-Q                               entities listed on Schedule A to the agreement and TXU
           (Quarter ended June                     Corp. (related to the purchase of TXU Energy Company's
           30, 2004)                               Class B Preferred Membership Interests).
           (filed August 6,
           2004)

10(mm)     1-12833                 10(g)   --      Purchase Agreement dated as of May 7, 2004 by and among
           Form 10-Q                               each of the entities listed on the Schedule to the
           (Quarter ended June                     Agreement and TXU Corp. (related to the purchase of certain
           30, 2004)                               TXU Corp. Equity Units and the settlement of related
           (filed August 6,                        litigation).
           2004)

10(nn)     1-12833                 10(i)   --      Share Sale Agreement dated April 23, 2004 by and among TXU
           Form 10-Q                               Corp., SP Energy Pty. Ltd. and Singapore Power.
           (Quarter ended June
           30, 2004)
           (filed August 6,
           2004)

10(oo)     1-12833                 10(j)   --      Purchase and Sale Agreement between TXU Fuel Company and
           Form 10-Q                               Energy Transfer Partners, L.P. dated April 25, 2004.
           (Quarter ended June
           30, 2004)
           (filed August 6,
           2004)

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


10(pp)     1-12833                 10(k)   --      Agreement and Plan of Merger by and between TXU Gas Company
           Form 10-Q                               and Atmos Energy Corporation dated June 17, 2004.
           (Quarter ended June
           30, 2004)
           (filed August 6,
           2004)




10(qq)     1-12833                 10(a)   --      Guaranty dated October 1, 2004 from TXU Corp. to Atmos
           Form 10-Q                               Energy Corporation.
           (Quarter ended
           September 31, 2004)
           (filed November 5,
           2004)

10(rr)     1-12833                 10(l)   --      Master Framework Agreement dated May 17, 2004 by and
           Form 10-Q                               between Oncor Electric Delivery Company (now TXU Electric
           (Quarter ended June                     Delivery Company) and CapGemini Energy LP.
           30, 2004)
           (filed August 6,
           2004)


10(ss)     1-12833                 10(m)   --      Master Framework Agreement dated May 17, 2004 by and
           Form 10-Q                               between TXU Energy Company LLC and CapGemini Energy LP.
           (Quarter ended June
           30, 2004)
           (filed August 6,
           2004)


10(tt)     1-12833                 10(nn)  --      Accelerated Share Repurchase Agreement dated November 22,
           Form 10-K                               2004 between TXU Corp. and Citibank N.A. (related to the
           (Year ended 2004)                       purchase of 52.5 million shares of TXU Corp. common stock).
           (filed March 16,
           2005)

10(uu)     1-12833                 10(h)   --      Purchase Agreement dated as of June 29, 2004 between TXU
           Form 10-Q                               Corp. and Merrill Lynch International (related to the
           (Quarter ended June                     purchase of 20 million shares of TXU Corp. common stock).
           30, 2004)
           (filed August 6,
           2004)


10(vv)     333-100240              10(c)   --      Generation Interconnection Agreement, dated December 14,
           Form S-4                                2001, between Electric Delivery and TXU Generation Company
           (filed October 2,                       LP.
           2002)

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


10(ww)     333-100240              10(d)   --      Generation Interconnection Agreement, dated December 14,
           Form S-4                                2001, between Electric Delivery and TXU Generation Company
           (filed October 2,                       LP, for itself and as Agent for TXU Big Brown Company LP,
           2002)                                   TXU Mountain Creek Company LP, TXU Handley Company LP, TXU
                                                   Tradinghouse Company LP and TXU DeCordova Company LP
                                                   (Interconnection Agreement).

10(xx)     333-100240              10(e)   --      Amendment No. 1 to Interconnection Agreement, dated May 31,
           Form S-4                                2002.
           (filed October 2,
           2002)

10(yy)     333-100240              10(f)   --      Standard Form Agreement between Electric Delivery and
           Form S-4                                Competitive Retailer Regarding Terms and Conditions of
           (filed October 2,                       Delivery of Electric Power and Energy.
           2002)

10(zz)     1-12833                 10(w)   --      Stipulation and Joint Application for Approval of
           Form 10-K                               Settlement as approved by the PUC in Docket Nos. 21527 and
           (Year ended 2002)                       24892.
           (filed March 12,
           2003)

10(aaa)    1-12833                 10(qq)  --      Lease Agreement dated as of February 14, 2002 between State
           Form 10-K                               Street Bank and Trust Company of Connecticut, National
           (Year ended 2003)                       Association, as owner trustee of ZSF/Dallas Tower Trust, a
           (filed March 15,                        Delaware grantor trust, as Lessor and TXU Properties
           2004)                                   Company, a Texas corporation, as Lessee (Energy Plaza
                                                   Property).

10(bbb)    1-12833                 10(rr)  --      Guaranty Agreement dated February 14, 2002 by TXU Corp. in
           Form 10-K                               favor of State Street Bank and Trust Company of
           (Year ended 2003)                       Connecticut, National Association, as owner trustee of
           (filed March 15,                        ZSF/Dallas Tower Trust, a Delaware grantor trust, as Lessor.
           2004)

10(ccc)    1-12833                 10(ss)  --      Additional Guaranty Agreement dated November 19, 2002 by
           Form 10-K                               TXU Energy Company LLC in favor of State Street Bank and
           (Year ended 2003)                       Trust Company of Connecticut, National Association, as
           (filed March 15,                        owner trustee of ZSF/Dallas Tower Trust, a Delaware grantor
           2004)                                   trust, as Lessor.

10(ddd)    1-12833                 10(xx)  --      Settlement Agreement, dated January 27, 2005, between TXU
           Form 10-K                               Corp. and certain other parties thereto regarding the
           (Year ended 2004)                       settlement of certain claims related to TXU Europe.
           (filed March 16,
           2005)

10(eee)    1-12833                10(yy)   --      Memorandum of Understanding, dated January 20, 2005,
           Form 10-K                               regarding the settlement of certain shareholder claims made
           (Year ended 2004)                       against TXU Corp.
           (filed March 16,
           2005)

               PREVIOUSLY FILED*
                   WITH FILE            AS
EXHIBITS            NUMBER           EXHIBIT
--------            ------           -------


(12)       STATEMENT REGARDING COMPUTATION OF RATIOS.

12                                         --      Computation of Ratio of Earnings to Fixed Charges.

(15)       LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION.

15                                         --      Awareness Letter of Independent Registered Public
                                                   Accounting Firm.

(23)       CONSENTS OF EXPERTS.
23(a)                                      --      Consent of Independent Registered Public Accounting Firm
                                                   re: TXU Corp.

23(b)                                      --      Consent of Independent Registered Public Accounting Firm
                                                   re: Pinnacle One Partners, L.P.

23(c)                                      --      Consent of Safal K. Joshi contained in Exhibit 5.

23(d)                                      --      Consent of Thelen Reid & Priest LLP contained in Exhibit 8.
(24)       POWER OF ATTORNEY.
24                                         --      Power of Attorney (see page II-5 of this registration
                                                   statement).

(25)       STATEMENT OF ELIGIBILITY OF TRUSTEE.

25                                         --      Statement of Eligibility on Form T-1 of The Bank of New
                                                   York with respect to the Indentures.


(99)       ADDITIONAL EXHIBITS.

99(a)      33-55408                99(a)   --      Agreement, dated as of January 30, 1990, between TXU US
                                                   Holdings Company and Tex-La Electric Cooperative of
                                                   Texas, Inc.

99(b)                                      --      Form of Letter of Transmittal


----------------------------
*Incorporated herein by reference.

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